Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

APPLOVIN CORPORATION,

MOROCCO, INC.,

MOROCCO ACQUISITION SUB, INC.,

and

MACHINE ZONE, INC.

Dated as of May 19, 2020

Exhibits

Exhibit A	-	Definitions
Exhibit B	-	Form of Acquirer Warrant
Exhibit C	-	Form of Joinder Agreement
Exhibit D	-	Form of Written Consent
Exhibit E	-	Form of Satisfaction Agreement
Exhibit F	-	Form of Certificate of Merger
Exhibit G-1	-	Form of FIRPTA Notice
Exhibit G-2	-	Form of FIRPTA Notification Letter
Exhibit G-3	-	Form of Certificate of Non-Foreign Status

Schedules

Company Disclosure Letter
Schedule 1.01(a)	-	Consenting Stockholders
Schedule 1.01(b)	-	Specified Employees
Schedule 5.14(a)	-	Company Indemnification Provisions

i

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ACQUIRER, ACQUIRER SUB AND MERGER SUB		44

3.1	Organization and Standing	44

3.2	Authority; Non-contravention	45

3.3	Capitalization	45

3.4	Issuance of Shares	46

3.5	No Prior Acquirer Sub and Merger Sub Operations	46

3.6	Litigation	46

3.7	Brokers’ and Finders’ Fees	46

ARTICLE IV [INTENTIONALLY DELETED]		47

ARTICLE V ADDITIONAL AGREEMENTS		47

5.1	Board Recommendation, Stockholder Approval and Stockholder Notice	47

5.2	[intentionally deleted]	47

5.3	Confidentiality; Public Disclosure	47

5.4	Further Assurances	48

5.5	[intentionally deleted]	48

5.6	[intentionally deleted]	48

5.7	[intentionally deleted]	48

5.8	Spreadsheet	48

5.9	Closing Balance Sheet	48

5.10	Expenses	48

5.11	[intentionally deleted]	48

5.12	[intentionally deleted]	49

5.13	Tax Matters	49

5.14	Director and Officer Indemnification	49

5.15	[intentionally deleted]	50

5.16	Release	50

5.17	RWI Policy	50

ARTICLE VI [INTENTIONALLY DELETED]		50

ARTICLE VII [INTENTIONALLY DELETED]		50

ARTICLE VIII GENERAL PROVISIONS		50

8.1	Survival	50

8.2	Notices	51

8.3	Interpretation	52

8.4	Amendment	52

8.5	Extension; Waiver	52

8.6	Counterparts	53

8.7	Entire Agreement; Parties in Interest	53

8.8	Assignment	53

8.9	Severability	53

8.10	Exclusivity of Remedies; Specific Performance	53

8.11	Submission to Jurisdiction; Consent to Service of Process	54

8.12	Governing Law	54

8.13	Rules of Construction	54

8.14	No Other Representations or Warranties	54

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 19, 2020 (the “Agreement Date”), by and among AppLovin Corporation, a Delaware corporation (“Acquirer”), Morocco, Inc., a Delaware corporation and wholly owned subsidiary of Acquirer (“Acquirer Sub”), Morocco Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Acquirer Sub (“Merger Sub”) and Machine Zone, Inc., a Delaware corporation (the “Company”). Certain other capitalized terms used herein are defined in Exhibit A.

RECITALS

A.

Acquirer, Acquirer Sub, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company, pursuant to which the Company would become a wholly owned subsidiary of Acquirer Sub (the “Merger”) in accordance with this Agreement and Delaware Law.

B.

The board of directors of the Company (the “Board”) has carefully considered, (i) its strategic alternatives, (ii) the current financial condition of the Company, including the Company’s cash position and the terms of the Company Debt, and (iii) the terms of this Agreement, and has unanimously (1) declared this Agreement and the transactions contemplated by this Agreement and the documents referenced herein (collectively, the “Transactions”), including the Merger, upon the terms and subject to the conditions set forth herein and therein, advisable, fair to and in the best interests of the Company and the Company Stockholders, (2) approved this Agreement in accordance with Applicable Law and (3) adopted a resolution directing that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommending that all of the Company Stockholders adopt this Agreement and approve the Merger.

C.

The boards of directors of Acquirer Sub and Merger Sub have each (1) declared this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of Acquirer Sub and Merger Sub, as applicable, and the sole stockholder of Acquirer Sub and Merger Sub and (2) adopted a resolution recommending that such sole stockholder adopt this Agreement and approve the Merger.

D.

The board of directors of Acquirer has approved this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, and Acquirer, as the sole stockholder of Acquirer Sub, shall, on the Agreement Date immediately following execution and delivery of this Agreement, adopt this Agreement and approve the Merger.

E.

To induce Acquirer to enter into this Agreement, each of the Company’s employees set forth on Schedule 1.01(b) (the “Specified Employees”) have executed retention arrangements with Acquirer, each of which shall become effective at the Closing.

F.

The Company (i) has delivered to Acquirer a joinder agreement in the form attached hereto as Exhibit C (the “Joinder Agreement”) executed by each Company Stockholder identified on Schedule 1.01(a) (the “Consenting Stockholders”) and (ii) has delivered to Acquirer an action by written consent in the form attached hereto as Exhibit D (the “Written Consent”) executed by each Consenting Stockholder.

G.

To induce Acquirer to enter into this Agreement, the Company has entered into a Satisfaction Agreement in the form attached hereto as Exhibit E (the “Satisfaction Agreement”) with each Company Noteholder, and Acquirer and Acquirer Sub, the consummation of which would occur effective immediately after, and contingent upon the occurrence of, the Effective Time.

H.

To induce Acquirer to enter into this Agreement, the Company, Acquirer, and 1050 Page Mill Road Property, LLC, have each, in connection with the subleases between the Company and 1050 Page Mill Road Property, LLC for premises located in the City of Palo Alto at 1050 Page Mill Road Buildings 2 and 3, entered the Second Omnibus Amendment to Subleases (Buildings 2 and 3) (the “Real Estate Amendment”) the consummation of which would occur effective immediately after, and contingent upon the occurrence of, the Effective Time.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

(a) The Merger. Upon the terms and subject to the conditions set forth herein, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease and the Company shall become a wholly owned subsidiary of Acquirer Sub (sometimes referred to herein as the “Surviving Corporation”).

(b) Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of Delaware Law.

(c) Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) shall take place by exchange of electronic deliveries and signatures on the Agreement Date at a time to be agreed by Acquirer and the Company. The date on which the Closing occurs is sometimes referred to herein as the “Closing Date.”

(d) Effective Time. A certificate of merger satisfying the applicable requirements of Delaware Law in substantially the form attached hereto as Exhibit F (the “Certificate of Merger”) shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, filed with Secretary of State of the State of Delaware. The Merger shall become effective upon such filing or at such later time as Acquirer and the Company agree and specify in the filed Certificate of Merger (the “Effective Time”).

(e) Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Acquirer, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical (other than as to name) to the certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time, in each case until thereafter amended as provided by Delaware Law. Unless otherwise requested by Acquirer, at the Effective Time, the directors, managers and officers of each Acquired Company shall resign and the directors and officers of Merger Sub shall continue in office as the directors and officers of the Surviving Corporation, and such directors and officers shall hold office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with, and subject to, the certificate of incorporation and bylaws of the Surviving Corporation.

1.2 Closing Deliveries.

(a) [intentionally deleted]

(b) Company Deliveries. The Company shall deliver to Acquirer, at or prior to the Closing:

(i) [intentionally deleted]

(ii) a certificate, dated as of the Closing Date and executed on behalf of the Company by its secretary, certifying (A) the certificate of incorporation, including any amendments thereto, of the Company (the “Certificate of Incorporation”) in effect as of the Closing, (B) the bylaws, including any amendments thereto, of the Company (the “Bylaws”) in effect as of the Closing and (C) the unanimously approved resolutions of the Board (I) declaring this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Stockholders, (II) approving this Agreement in accordance with the applicable provisions of Delaware Law and (III) directing that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommending that all of the Company Stockholders adopt this Agreement and approve the Merger;

(iii) written acknowledgments pursuant to which any Person that is entitled to any Transaction Expenses acknowledges (A) the total amount of Transaction Expenses that has been incurred and remains payable as of the Closing Date to such Person and (B) that, upon payment of such remaining payable amount at the Closing, such Person shall be paid in full and shall not be owed any other amount by any of Acquirer, the Company, its Affiliates and/or the Surviving Corporation (each, a “Final Invoice”);

(iv) payoff letters or similar instruments in form and substance reasonably satisfactory to Acquirer with respect to all Company Debt (other than the capital leases set forth in Schedule 2.3(g) of the Company Disclosure Letter and the Company Convertible Notes), which letters provide for the release of all Encumbrances relating to the Company Debt following satisfaction of the terms contained in such payoff letters (including any premiums above the principal amount of such Company Debt or any fees payable in connection with such Company Debt) (each such letter or instrument, a “Payoff Letter”);

(v) Written Consents duly executed by the Consenting Stockholders;

(vi) evidence reasonably satisfactory to Acquirer of the resignation (to the extent such resignations are requested in writing by Acquirer at least three (3) Business Days prior to the Closing) of each director and officer of the Company in office immediately prior to the Closing (in their capacities as such), effective as of, and contingent upon, the Effective Time;

(vii) unless otherwise requested by Acquirer in writing no less than three Business Days prior to the Closing Date, a true, correct and complete copy of resolutions adopted by the Board or any applicable committee thereof, certified by the secretary of the Company, authorizing the termination of the Company’s 401(k) Plan (the “401(k) Plan”) and the Company Option Plan, with termination of the 401(k) Plan to be effective as of the date immediately preceding the Closing Date and contingent upon the Closing;

(viii) a certificate from the Secretary of State of the State of Delaware, and to the extent available, California and each other state or other jurisdiction in which the Company is qualified to do business as a foreign corporation, dated within five Business Days prior to the Closing Date, certifying that the Company is in good standing;

(ix) the Spreadsheet completed to include all of the information specified in Section 5.8 in a form reasonably satisfactory to Acquirer and a certificate executed by the chief legal officer of the Company, dated as of the Closing Date, certifying on behalf of the Company that the Spreadsheet is true, correct and complete;

(x) the Closing Balance Sheet and a certificate executed by the chief executive officer of the Company, dated as of the Closing Date, certifying on behalf of the Company that the Closing Balance Sheet has been prepared in good faith, and to the Company’s knowledge, is true, correct and complete;

(xi) FIRPTA documentation, consisting of (A) (i) a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit G-1, dated as of the Closing Date and executed by the Company, together with written authorization for Acquirer to deliver such notice form to the IRS on behalf of the Company after the Closing and (ii) a FIRPTA Notification Letter, in substantially the form attached hereto as Exhibit G-2, dated as of the Closing Date and executed by the Company; and (B) a certificate of non-foreign status, in substantially the form attached hereto as Exhibit G-3, executed on behalf of the Company;

(xii) the Certificate of Merger, executed by the Company; and

(xiii) evidence reasonably satisfactory to Acquirer that the Company has terminated the Carveout Plan.

1.3 Effect on Capital Stock, Options and Other Equity Interests.

(a) Treatment of Company Capital Stock. Upon the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any action on the part of any party hereto, Company Securityholder or any other Person:

(i) Participating Company Capital Stock. Each share of Company Series C Preferred Stock and Company Series D Preferred Stock (the “Participating Stock”), other than Dissenting Shares and shares that are owned by the Company as treasury stock, shall be cancelled and automatically converted into the right to purchase, subject to and in accordance with Section 1.4, the number of shares of Acquirer Common Stock equal to the Per Share Number at an exercise price of $80.00 per share of Acquirer Common Stock on the terms and subject to the conditions of the Acquirer Warrant.

(ii) Non-Participating Company Capital Stock. At the Effective Time, all shares of Company Capital Stock (other than shares of Participating Stock), other than Dissenting Shares, shall be cancelled and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist.

(b) Treatment of Company Options. Each Company Option, whether vested or unvested, that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall automatically, without any action on the part of the Company or any other Person, be terminated, canceled and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist. The Company shall, prior to the Closing, take or cause to be taken all actions necessary (which, for the sake of clarity, shall not include the solicitation or receipt of consent from any holders of Company Options, in their capacity as such) to cause such termination and cancellation and to cause the Company Option Plan to be terminated effective as of the Closing without further obligation to, Liability of, or any Equity Interest in Acquirer or the Surviving Corporation.

(c) Treatment of Company RSUs. Each Company RSU that is unvested outstanding immediately prior to the Effective Time shall automatically, without any action on the part of the Company or any other Person, be terminated, canceled and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist. The Company shall, prior to the Closing, take or cause to be taken all actions necessary (which, for the sake of clarity, shall not include the solicitation or receipt of consent from any holders of Company RSUs, in their capacity as such) to cause such termination and cancellation effective as of the Closing without further obligation to, Liability of, or any Equity Interest in Acquirer or the Surviving Corporation.

(d) Treatment of Company Warrants. Each Company Warrant that is outstanding as of immediately prior to the Effective Time shall automatically, without any action on the part of the Company or any other Person, be terminated, canceled and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist.

(e) Treatment of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquirer, Acquirer Sub, Merger Sub or any other Person, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation (and the shares of the Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). From and after the Effective Time, each certificate evidencing ownership of a number of shares of Merger Sub capital stock will evidence ownership of such number of shares of common stock of the Surviving Corporation.

(f) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock or Acquirer Common Stock occurring after the Agreement Date and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(g) Appraisal Rights. Notwithstanding anything to the contrary contained herein, any Dissenting Shares shall not be converted into the right to receive the applicable portion of the Merger Consideration, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to Delaware Law. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be deemed to have converted at the Effective Time into the right to receive the applicable portion of the Merger Consideration in respect of such shares as if such shares never had been Dissenting Shares, and Acquirer shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.4(a), following the satisfaction of the applicable conditions set forth in Section 1.4(a), the applicable portion of the Merger Consideration as if such shares never had been Dissenting Shares. The Company shall provide to Acquirer (i) prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands and any other instruments related to such demands served pursuant to Delaware Law and received by the Company and (ii) the right to direct all negotiations and proceedings with respect to such demands under Delaware Law. The Company shall not, except with the prior written consent of Acquirer, or as otherwise required under Delaware Law, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. The payout of consideration under this Agreement to the Company Securityholders (other than in respect of Dissenting Shares, which shall be treated as provided in this Section 1.3(f) and under Delaware Law) shall not be affected by the exercise or potential exercise of appraisal rights under Delaware Law by any other Company Stockholder.

(h) Rights Not Transferable. The rights of the Company Securityholders under this Agreement as of immediately prior to the Effective Time are personal to each such Company Securityholder and shall not be transferable for any reason, other than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void.

1.4 Exchange Procedures.

(a) Surrender of Certificates; Issuance of Acquirer Warrants.

(i) At the Effective Time, the shares of Participating Stock held by each Company Stockholder who has executed a Joinder Agreement (a “Participating Stockholder”) will be deemed surrendered to Acquirer for exchange and cancellation, and such Participating Stockholder will promptly deliver to Acquirer such Participating Stockholder’s certificates or instruments that immediately prior to the Effective Time represented issued and outstanding Participating Stock (the “Certificates”).

(ii) Promptly after the later of (A) the Effective Time or (B) a holder of Participating Stock’s execution of the Joinder Agreement and proper delivery of any Certificates held by such Participating Stockholder, Acquirer shall issue or cause to be issued to such Participating Stockholder an Acquirer Warrant exercisable to purchase a number of Acquirer Common Stock equal to the product obtained by multiplying (x) the Per Share Number by (y) the aggregate number of Participating Stock held by such Participating Stockholder (with such product rounded down to the nearest whole share, and with no cash being paid for any fractional share eliminated by such rounding), pursuant to the terms and subject to the conditions of such Acquirer Warrant.

(iii) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such document to be lost, stolen or destroyed in which such Person provides an indemnity in favor of Acquirer against any claim that may be made against it with respect to such document, Acquirer will deliver, in exchange for such lost, stolen or destroyed document, the applicable portion of the Merger Consideration issuable pursuant to Section 1.3(a).

(b) Repaid Debt; Transaction Expenses. At the Closing, Acquirer shall pay or cause to be paid (i) all amounts set forth on an applicable Payoff Letter with respect to the Comerica Facility, not to exceed $20,000,000 in the aggregate, (ii) all amounts set forth on an applicable Payoff Letter with respect to the MGG Facility, and (iii) all amounts set forth on Final Invoices that are unpaid as of the Closing (which shall be paid through the Company).

(c) Transfer of Ownership. If Acquirer Warrants issuable pursuant to Section 1.3(a) are to be issued to Person other than the Person to which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that such Certificate shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Acquirer or any agent designated by Acquirer any transfer or other Taxes required by reason of the issuance of Acquirer Warrants in any name other than that of the registered holder of such Certificate, or established to the satisfaction of Acquirer or any agent designated by Acquirer that such Tax has been paid or is not payable.

(d) No Liability. Notwithstanding anything to the contrary in this Section 1.4, no party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

(e) Unclaimed Consideration. Each holder of a Certificate who has not theretofore complied with the exchange procedures set forth in and contemplated by this Agreement shall look only to Acquirer (subject to abandoned property, escheat and similar Applicable Law) for its claim, only as a general unsecured creditor thereof, to any portion of the Merger Consideration issuable pursuant to Section 1.3(a) in respect of such Certificate. Notwithstanding anything to the contrary contained herein, if any Certificate has not been surrendered in accordance with the exchange procedures set forth in and contemplated by this Agreement prior to the earlier of the first anniversary of the Effective Time and such date on which the applicable portion of the Merger Consideration issuable pursuant to Section 1.3(a) in respect of such Certificate would otherwise escheat to, or become the property of, any Governmental Entity, any amounts issuable in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of Acquirer, free and clear of all claims or interests of any Person previously entitled thereto.

1.5 No Further Ownership Rights in the Company Capital Stock. The applicable portion of the Merger Consideration issued or issuable following the surrender for exchange and cancellation of the Certificates in accordance with this Agreement shall be issued or issuable in full satisfaction of all rights pertaining to the Certificates, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time.

1.6 Tax Consequences. The parties hereto intend the payments under Section 1.3 (including the issuance of Acquirer Warrants to Participating Stockholders pursuant to Section 1.4) in the Merger to be treated for tax purposes as a taxable sale of stock and, if an election is made pursuant to Section 338 of the Code, intend transactions occurring pursuant to the Satisfaction Agreement, the Debt Commitment Letter, and any other assumption by Acquirer or Acquirer Sub of, or payment with funds supplied by or on behalf of Acquirer Sub of, liabilities or obligations of the Company (including with respect to the Transaction Expenses) to be treated for tax purposes as occurring on the day after the Effective Time and governed by Treasury Regulations Section 1.338-1(d) (the “Intended Tax Treatment”); it being understood and agreed that none of Acquirer, Acquirer Sub and Merger Sub make any representations or warranties to the Company or to any Company Securityholder regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any Company Securityholder of this Agreement, the Merger or the other Transactions or the other agreements contemplated by this Agreement. The Company acknowledges that the Company and the Company Securityholders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other Transactions and the other agreements contemplated by this Agreement. Each of Acquirer, Acquirer Sub and Merger Sub, the

Company and each Company Securityholder and their respective Affiliates shall file all Tax Returns in a manner consistent with the Intended Tax Treatment and shall not otherwise take any Tax position that is inconsistent with the Intended Tax Treatment unless required to do so by a Tax Authority following an audit or examination in which the Intended Tax Treatment has been defended in good faith or by a change in Applicable Law after the date hereof.

1.7 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and similar fees payable to a Governmental Entity (including any penalties and interest) incurred in connection with this Agreement shall be paid by the holders of the Participating Stock when due, and such holders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other similar Taxes and similar fees payable to a Governmental Entity. Acquirer shall cooperate with such holders with respect to such filing.

1.8 Withholding Rights. Each of Acquirer, Acquirer Sub, and the Surviving Corporation shall be entitled to deduct and withhold from any issuances of Acquirer Warrants and any other payments pursuant to this Agreement, such amounts as Acquirer, Acquirer Sub, or the Surviving Corporation is required to deduct and withhold under the Code or any provision of state, local, provincial or foreign Tax law; provided that, Acquirer shall use commercially reasonable efforts to give the applicable Person in respect of whom Acquirer intends to so deduct and withhold reasonable advance notice prior to any such deduction and withholding and shall reasonably cooperate to reduce or eliminate any such withholding to the extent permitted under Applicable Law. To the extent that amounts are deducted or withheld as required by applicable Tax law and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid or issued, as applicable, to such Persons in respect of which such deduction and withholding was made.

1.9 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the disclosure letter of the Company delivered to Acquirer concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article II to which it relates (unless and only to the extent that (i) such disclosures are explicitly cross-referenced in another part of the Company Disclosure Letter or (ii) the relevance of such disclosures to other representations and warranties is reasonably apparent from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed)), the Company represents and warrants to Acquirer, Acquirer Sub and Merger Sub as follows:

2.1 Organization and Qualification; Good Standing.

(a) Each Acquired Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Acquired Company has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business. Each Acquired Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by the Acquired Company or the nature of its business makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed to do business or in good standing would not reasonably be expected to be material to the Acquired Companies, individually or in the aggregate. Schedule 2.1(a) of the Company Disclosure Letter identifies each Subsidiary of the Company, its jurisdiction of organization and its outstanding Equity Interests and ownership thereof.

(b) Schedule 2.1(b) of the Company Disclosure Letter sets forth a true, correct and complete list as of the Agreement Date of, with respect to each Acquired Company: (i) the names of the members of its board of directors (or similar body), (ii) the names of the members of each committee of its board of directors (or similar body) and (iii) the names and titles of its officers.

2.2 Organizational Documents. The Company has made available to Acquirer a complete and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date (the “Organizational Documents”). The Organizational Documents are in full force and effect, and the Company is not in violation of any of the provisions of its Organizational Documents.

2.3 Capital Structure; Debt.

(a) As of the Agreement Date, the authorized Company Common Stock consists solely of 1,450,000,000 shares of Company Common Stock and 414,250,458 shares of Company Preferred Stock, of which 113,538,740 are designated as Company Series A Preferred Stock, 92,502,640 are designated as Company Series B Preferred Stock, 142,499,110 are designated as Company Series C Preferred Stock and 65,079,968 are designated as Company Series D Preferred Stock. A total of 647,380,255 shares of Company Common Stock, 113,538,740 shares of Company Series A Preferred Stock, 91,145,440 shares of Company Series B Preferred Stock, 141,180,416 shares of Company Series C Preferred Stock and 55,526,655 shares of Company Series D Preferred Stock are issued and outstanding as of the Agreement Date. No shares of Participating Stock are physically certificated and all such shares are represented by book-entry shares. There are no other issued and outstanding shares of Company Capital Stock and no commitments or Contracts to issue any shares of Company Capital Stock other than pursuant to the exercise of Company Options or Company RSUs under the Company Option Plans that are outstanding as of the Agreement Date, the exercise of Company Warrants that are outstanding as of the Agreement Date, or the conversion of the Company Convertible Notes that are outstanding as of the Agreement Date. The Company holds no treasury shares. Schedule 2.3(a) of the Company Disclosure Letter sets forth, as of the Agreement Date, (i) a true, correct and complete list of the Company Stockholders and the number and type of such shares so owned by such Company Stockholder (ii) the number of shares of Company Common Stock that would be owned by such Company Stockholder assuming conversion of all shares of Company Preferred Stock so owned by such Person and after giving effect to all anti-dilution and similar adjustments and (iii) the number of such shares of Company Common Stock that are Unvested Company Shares, including as applicable the number and type of such Unvested Company Shares, the per share purchase price paid for such Unvested Company Shares the vesting schedule in effect for such Unvested Company Shares (and the terms of any acceleration thereof), and, to the knowledge of the Company, whether a Section 83(b) election was properly and timely filed in respect of such Unvested Company Shares. All of the issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, other than those Encumbrances created by statute, the Organizational Documents or the Financing Agreements. There is no Liability for dividends accrued and unpaid by the Company. The Company is not under any obligation to register under the Securities Act or any other Applicable Law any shares of Company Capital Stock, any Equity Interests or any other securities of the Company, that are currently outstanding or that may subsequently be issued pursuant to the exercise of a Company Option, Company RSU or Company Warrant that is outstanding as of the Agreement Date. Each share of Company Preferred Stock is convertible into shares of Company Common Stock on a one-for-one basis. All issued and outstanding shares of Company Capital Stock, all Company Convertible Notes, all Company Warrants, all Company RSUs and all Company Options were issued in compliance with Applicable Law and all requirements set forth in the Organizational Documents and any applicable Contracts to which the Company is a party or by which the Company or any of its assets is bound.

(b) As of the Agreement Date, the Company has reserved 601,374,394 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plans, of which 121,297,921 shares are subject to outstanding and unexercised Company Options, of which 30,263,792 shares are subject to outstanding and unexercised Company RSUs, of which 129,989,600 shares are subject to outstanding restricted stock agreements, and of which 214,153,853 shares remain available for issuance thereunder. Schedule 2.3(b) of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of (i) all Company Optionholders and holders of Company RSUs, and (ii) each Company Option and each Company RSU, whether or not granted under the Company Option Plan, including the number of shares of Company Common Stock subject to each Company Option and Company RSU. True, correct and complete copies of each Company Option Plan, all agreements and instruments relating to or issued under each Company Option Plan (including executed copies of all Contracts relating to each Company Option and Company RSU, and the shares of Company Common Stock purchased under such Company Option and Company RSU) have been made available to Acquirer, and such Company Option Plans and Contracts have not been amended, modified or supplemented since being made available to Acquirer, and there are no agreements, understandings or commitments to amend, modify or supplement such Company Option Plans or Contracts in any case from those made available to Acquirer. The terms of the Company Option Plans permit the treatment of Company Options and Company RSUs as provided herein, without notice to, or the consent or approval of, the Company Optionholders, the holders of Company RSUs, the Company Stockholders or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such Company Options or Company RSUs.

(c) Schedule 2.3(c) of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all Promised Company Optionholders and Promised Company Options, including the number of shares of Company Common Stock subject to each Promised Company Option, the intended vesting commencement date, the intended vesting schedule (and the terms of any acceleration thereof) and the country and state of residence of such Promised Company Optionholder.

(d) Schedule 2.3(d) of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all Company Noteholders, including the date and purchase amount of each Company Convertible Note by such Company Noteholder. True, correct and complete copies of each Company Convertible Note have been made available to Acquirer.

(e) As of the Agreement Date, there are no authorized, issued or outstanding Equity Interests of the Company other than shares of Company Common Stock, shares of Company Preferred Stock, the Company Options, the Company RSUs, the Promised Company Options, the Company Warrants and the Company Convertible Notes. Other than as set forth on Schedules 2.3(a), 2.3(b), 2.3(c) and 2.3(d) of the Company Disclosure Letter, as of the Agreement Date, no Person has any Equity Interests of the Company, stock appreciation rights, stock units, share schemes, calls or rights, or is party to any Contract of any character to which the Company or a Company Securityholder is a party or by which it or its assets is bound, (i) obligating the Company or such Company Securityholder to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of the Company or other rights to purchase or otherwise acquire any Equity Interests of the Company, whether vested or unvested, or (ii) obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such Company Option, Company RSU, Company Warrant, Company Convertible Notes, call, right or Contract.

(f) Other than the Company Convertible Notes set forth in Schedule 2.3(d) of the Company Disclosure Letter, no Company Debt (i) granting its holder the right to vote on any matters on which any Company Securityholder may vote (or that is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, is issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).

(g) Schedule 2.3(g) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the Agreement Date, of all Company Debt for borrowed money, including, for each such item of Company Debt, the agreement governing the Company Debt and the interest rate and maturity date applicable to such Company Debt and any waivers and amendments, and any notices of default or written communications asserting (or threatening to assert) that an Acquired Company is in default. All obligations of any Acquired Company under leases required to be capitalized in accordance with GAAP are accurately denoted as such on Schedule 2.3(g) of the Company Disclosure Letter, and shall be referenced herein as the “Company Capital Leases.” All of the Company Credit Facilities are set forth on Schedule 2.3(g) of the Company Disclosure Letter. No Acquired Company has applied for, received, or been granted any loan deferral, loan forgiveness, loan relief, or participated in any other similar loan programs, whether offered by a creditor or pursuant to Applicable Law.

(h) There are no Contracts relating to voting, purchase, sale or transfer of any Company Capital Stock (i) between or among the Company and any Company Securityholder, other than written Contracts granting the Company the right to purchase unvested shares upon termination of employment or service, the Organizational Documents, the Financing Agreements and Contracts issued under the Company Option Plans, which have been made available to Acquirer and (ii) to the knowledge of the Company, between or among any of the Company Securityholders. Neither the Company Option Plans nor any Contract of any character to which the Company is a party to or by which the Company or any of its assets is bound relating to any Company Options, Company RSUs or Unvested Company Shares requires or otherwise provides for any accelerated vesting of any Company Options, Company RSUs or Unvested Company Shares or the acceleration of any other benefits thereunder, in each case in connection with the Transactions or upon termination of employment or service with the Company or Acquirer, or any other event, whether before, upon or following the Effective Time or otherwise.

2.4 Authority; Non-contravention.

(a) Subject to obtaining Written Consents executed by each Consenting Stockholder (collectively, the “Company Stockholder Approval”), the Company has all requisite corporate power and authority to enter into this Agreement and the other Company Transaction Documents and to consummate the Transactions. The execution and delivery of this Agreement and the other Company Transaction Documents and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement and the other Transaction Documents by the other parties hereto and thereto, this Agreement constitutes, and the other Transaction Documents upon execution and delivery by the Company will each constitute, the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Board, has (i) declared that this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement in accordance with the provisions of Delaware Law and (iii) directed that the adoption of this Agreement and approval of the principal terms of the Merger be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement and approve the Merger. The Company Stockholder Approval includes the affirmative votes of (1) Company Stockholders holding a majority of the outstanding shares of Company Capital Stock (voting together as a single class on an as-converted to Company Common Stock basis), (2) Company Stockholders holding a majority of the outstanding shares of Company Common Stock, (3) Company Stockholders holding at least 70% of the outstanding shares of Company Preferred Stock (voting together as a single class on an as-converted to Company Common Stock basis), (4) Company Stockholders holding at least a majority of the Company Series C Preferred Stock (voting as a separate class) and (5) Company Stockholders holding at least a majority of the Company Series D Preferred Stock (voting as a separate class), which are the only votes of the holders of Company Capital Stock necessary to adopt this Agreement and approve the Merger under Delaware Law, California Law and the Organizational Documents, each as in effect at the time of such adoption and approval. Either (i) the average of the property factor, the payroll factor and the sales factor (as defined in Sections 25129, 25132 and 25134 of the California Revenue and Taxation Code) with respect to the Company is less than or equal to fifty percent (50%) during its latest full income year or (ii) one half (1/2) or less of its outstanding voting securities are held of record by persons having addresses in California appearing on the books of the Company on the record date for the latest meeting of holdings of Company Capital Stock held during its latest full income year (or, if no meeting was held during the latest full income year, on the last day of the latest full income year).

(b) The execution and delivery of this Agreement and the other Company Transaction Documents, by the Company does not, and the consummation of the Transactions will not, (i) result in the creation of any Encumbrance on any of the material assets of the Company or any of the shares of Company Common Stock or (ii) conflict with, or result in any material violation of or material default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Organizational Documents, (B) any Material Contract or (C) any Applicable Law. The treatment of Company Options and Company RSUs provided by this Agreement does not require the solicitation or receipt of consent from any holders of Company Options or Company RSUs in their capacity as such.

(c) No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement or any other Company Transaction Document or the consummation of the Transactions, except for the filing of the Certificate of Merger.

(d) The Company, the Board and the Company Stockholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the organizational or governing documents of any Acquired Company will not be applicable to any of Acquirer, the Acquired Companies, or the Surviving Corporation, or to the execution, delivery, or performance of this Agreement and the Transactions, or to the Company Stockholder Approval.

2.5 Financial Statements; No Undisclosed Liabilities; Absence of Changes.

(a) The Company has made available to Acquirer its audited financial statements for fiscal year ending December 31, 2018 and its unaudited financial statements for fiscal year ending December 31, 2019, the three-month period ended March 31, 2020 (including, in each case, balance sheets, statements of operations and statements of cash flows) and the Closing Balance Sheet (collectively, the “Financial Statements”), which are included as Schedule 2.5(a) of the Company Disclosure Letter. The Financial Statements (i) are derived from the books and records of the Acquired Companies, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) fairly and accurately present in all material respects the consolidated financial condition of the Acquired Companies at the dates therein indicated and the consolidated results of operations and cash flows of the Acquired Companies for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are or will be material in amount), (iv) are true, correct and complete in all material respects, and (v) were prepared in accordance with GAAP, except for the absence of footnotes in the unaudited Financial Statements.

(b) The Acquired Companies have no material Liabilities, individually or in the aggregate, of any nature other than (i) those set forth or adequately provided for in the balance sheet included in the Financial Statements as of March 31, 2020 (the “Company Balance Sheet”), (ii) those incurred in the conduct of the Acquired Companies’ Business since March 31, 2020 (the “Company Balance Sheet Date”) in the ordinary course consistent with past practice and do not result from any breach of Contract, warranty, infringement, tort or violation of Applicable Law, (iii) those incurred by the Acquired Companies as Transaction Expenses, and (iv) are executory obligations under Contracts which have not arisen from a breach thereof or default thereunder. The Acquired Companies have no off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Acquired Companies. The Acquired Companies have no Liabilities for refunds or credits in connection with any transactions or microtransactions effected in any games or applications published or distributed by any of the Acquired Companies except for refunds that are provided in the ordinary course of business consistent with past practice and which do not exceed $5,000 individually. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP consistently applied in all material respects.

(c) Neither the Acquired Companies nor any current or former employee, consultant, director nor officer of the Acquired Companies, has identified or been made aware of any fraud, whether or not material, that involves the Company Securityholders, nor any current or former employee, consultant, director or officer of the Acquired Companies (in their capacities as such), or any claim or allegation regarding any of the foregoing. Neither the Acquired Companies nor any director, officer, employee, auditor, accountant or representative of the Acquired Companies (in their capacities as such) has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, in each case, regarding materially deficient accounting or auditing practices, procedures, methodologies or methods of the Acquired Companies or their respective internal accounting controls or any material inaccuracy in the Financial Statements, except for those deficiencies listed on Schedule 2.5(c) of the Company Disclosure Letter, which deficiencies have been identified in connection with audits and have been resolved. Except as set forth on Schedule 2.5(c) of the Company Disclosure Letter, there has been no change in the accounting policies of the Acquired Companies since January 1, 2019. The Acquired Companies maintain a system of internal accounting controls reasonably designed to provide that: (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) the obligations of the Acquired Companies are satisfied in a timely manner and as required under the terms of each Contract to which an Acquired Company is a party or by which an Acquired Company is bound. No Acquired Company has unremedied significant deficiencies or material weaknesses (as such terms are defined under GAAP) in the design or operation of internal control over financial reporting. There are no significant deficiencies or material weaknesses in the design or operation of the Acquired Companies’ internal controls that would reasonably be expected to adversely affect the Acquired Companies’ ability to record, process, summarize and report financial data.

(d) Schedule 2.5(d) of the Company Disclosure Letter sets forth an accurate and complete list of (a) the names and locations of all banks, trust companies, securities brokers, online money transmitters, and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading, or other similar relationship and (b) each such account, box, and relationship, indicating in each case the account number and the names of the Persons having signatory power with respect thereto.

(e) Since the Company Balance Sheet Date: (i) each Acquired Company has conducted the Business in the ordinary course of business consistent with past practice, except for changes listed in Schedule 2.8(b) of the Company Disclosure Letter as a result of or in connection with the novel coronavirus disease 2019 (“COVID-19”) pandemic, (ii) there has not occurred a Material Adverse Effect with respect to the Acquired Companies and (iii) except as set forth on Schedule 2.5(e) of the Company Disclosure Letter, no Acquired Company has done, caused or permitted any of the following actions:

(i) Charter Documents. Caused, proposed or permitted any amendments to the Organizational Documents or equivalent organizational or governing documents;

(ii) Merger, Reorganization. Merged or consolidated itself with any other Person or adopted a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

(iii) Dividends; Changes in Capital Stock. Declared or paid any dividends on or make any other distributions (whether in cash, stock or other property) in respect of any of its Equity Interests, or split, combined or reclassified any of its Equity Interests or issued or authorized the issuance of any Equity Interests or other securities in respect of, in lieu of or in substitution for its Equity Interests, or repurchased or otherwise acquired, directly or indirectly, any of its Equity Interests except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;

(iv) Issuance of Equity Interests. Issued, delivered, granted or sold or authorized or proposed the issuance, delivery, grant or sale of, or purchased or proposed the purchase of, any Company Voting Debt or any Equity Interests, or entered into or authorized or proposed to enter into any Contracts of any character obligating it to issue any Equity Interests, other than: (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options, Company RSUs or Company Warrants that are outstanding as of the Agreement Date, (ii) the issuance of Company Common Stock upon conversion of Company Convertible Notes outstanding on the Agreement Date and (iii) the repurchase of any shares of Company Common Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;

(v) Employees; Consultants; Independent Contractors. (i) Hired, or offered to hire, any additional officers or other employees or individual independent contractors, (ii) terminated the employment, changed the title, office or position, or materially reduced the responsibilities of any employee of an Acquired Company (other than for-cause terminations, for this purpose, including unsatisfactory job performance), (iii) amended or extended the term of any employment or consulting agreement with, or Company Option or Company Warrant held by, any officer, employee, consultant or independent contractor, (iv) entered into any Contract with a labor union or collective bargaining agreement (unless required by Applicable Law) or (v) added any new members to the Board;

(vi) Loans and Investments. Made any loans or advances (other than routine expense advances to employees of an Acquired Company consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgave or discharged in whole or in part any outstanding loans or advances, or prepaid any indebtedness for borrowed money;

(vii) Intellectual Property. Except for the grant or receipt of non-exclusive licenses in the ordinary course of business consistent with past practice, transferred or licensed from any Person any rights to any Intellectual Property, or transferred or licensed to any Person any rights to any Company Intellectual Property, or transferred or provided a copy of any Company Source Code to any Person (including any current or former employee or consultant of an Acquired Company or any contractor or commercial partner of an Acquired Company) (other than providing access to Company Source Code to current employees and consultants of an Acquired Company involved in the development of the Company Products on a need to know basis in the ordinary course of business consistent with past practice);

(viii) Patents. Took any action regarding a patent, patent application or other Intellectual Property right, other than ordinary course prosecution of pending applications, filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the ordinary course of business consistent with past practice;

(ix) Dispositions. Sold, leased, licensed or otherwise disposed or permitted to lapse of any of its tangible or intangible assets (including Equity Interests), other than sales and non-exclusive licenses of Company Products in the ordinary course of business consistent with past practice, or enter into any Contract with respect to the foregoing;

(x) Indebtedness. Incurred, amended or modified, or entered into any Contract with respect to, any Company Debt or guarantee any Liabilities of any other Person;

(xi) Payment of Obligations. Paid, discharged or satisfied (i) any Liability to any Person who is an officer, director or stockholder of an Acquired Company (other than compensation due for services as an officer or director, reimbursements of expenses made in the ordinary course of business and consistent with past practice, and payments to any service provider that are required pursuant to existing written agreements, true and correct copies of which have been provided to Acquirer) or (ii) any claim or Liability arising other than in the ordinary course of business consistent with past practice, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements (other than Transaction Expenses), (iii) any Liability (or make any other payment) in respect of Company Debt other than payment of interest in accordance with the terms of such Company Debt (unless such interest payment is waived or deferred with the consent of the lender and pursuant to a written agreement provided to Acquirer), and the Company has not given any discount, accommodation or other concession to persons other than in the ordinary course of business consistent with past practice, in order to accelerate or induce the collection of any receivable, or

(iv) any Transaction Expenses other than as reflected in Final Invoices or the Payables Schedule;

(xii) Capital Expenditures. Except for payments due on the Company Capital Leases, made any capital expenditures, capital additions or capital improvements in excess of $25,000 in the aggregate;

(xiii) Insurance. Materially changed the amount of, or terminated, any insurance coverage;

(xiv) Termination or Waiver. Cancelled, released or waived any claims or rights held by it;

(xv) Employee Benefit Plans; Pay Increases. (i) Adopted or materially amended any Company Employee Plan (including adoption of anything that would, upon such adoption, come within the definition of “Company Employee Plan” hereunder), including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA or Applicable Law, or as necessary to maintain the qualified status of such plan under the Code, (ii) materially amended any deferred compensation plan within the meaning of Section 409A of the Code and the regulations thereunder, except to the extent necessary to meet the requirements of such Section or Notice, (iii) paid any special bonus or special remuneration to any employee or non-employee director or consultant (other than as set forth on Schedule 2.12(j)), (iv) increased the salaries, wage rates or fees of any of its employees or consultants;

(xvi) Employment Policies. Whether in response to COVID-19 or otherwise, and whether written or oral, (i) paid or promised to pay any non-ordinary course compensation or special remuneration to any current service provider of the Acquired Companies who is unable to work normal hours, except as required by Applicable Law or Public Health Recommendation, (ii) provided or promised to provide to any current or former service provider of the Acquired Companies any material extension of benefits (whether paid or unpaid) under any Company Employee Plans in effect on the Agreement Date or any plan, policy or arrangement that would constitute a Company Employee Plans if adopted, implemented or established (each such plan, policy or arrangement, a “Subject Plan”), (iii) provided or promised to provide to any current or former service provider of the Acquired Companies any supplemental health benefits or additional wellbeing benefits (e.g., telemedicine, family care, mental health or similar benefits) under any Subject Plan which represents an additional cost to the Acquired Companies or that is not already in effect on the Agreement Date, (iv) made any written or oral promise or guarantee to any current or former service provider of the Acquired Companies regarding the adoption, implementation or establishment of, or any changes to, any Subject Plans, compensation schemes or practices, employment practices or other employment-related matters that have not been implemented as of the date hereof, (v) implemented any changes to any Acquired Company bench policies, (vi) implemented any changes to any Acquired Company layoff, furlough or leave of absence policies, plans or arrangements or cause any service provider of the Acquired Companies to incur any layoff, furlough or leave of absence, except as required by Applicable Law, (vii) implemented, established or otherwise adopted any business interruption insurance policies, (viii) implemented any changes to any contractor or subcontractor policies, plans or arrangements that would increase the cost of any of those arrangements to the Acquired Companies (ix) required any service provider of the Acquired Companies to use paid sick leave, paid vacation or other paid time off for hours they are unable to work due to any documented case of COVID-19 applicable to such service provider of the Acquired Companies or any family member, (x) provided or promised to provide any Acquired Company-owned equipment or stipend to purchase equipment to any service provider of the Acquired Companies who is unable to work at his or her normal work location or otherwise permit any such service provider of the Acquired Companies to utilize his or her own equipment to perform services for the Acquired Companies, (xi) imposed any travel or social distancing restrictions or implement any changes to onboarding or other operational procedures applicable to service providers of the Acquired Companies, except as required or recommended by Applicable Law or Public Health Recommendation, (xii) implemented any at-work precautionary measures applicable to service providers of the Acquired Companies who are not currently working from home, except as required or recommended by Applicable Law or Public Health Recommendation, (xiii) implemented any tracking procedures for service providers of the Acquired Companies (or their family members) who are infected by or suspected of being infected by COVID-19, or (xiv) adopted, implemented or otherwise established any other temporary or permanent non-ordinary course measures applicable to service providers of the Acquired Companies as a result of COVID-19, including providing any payroll or similar loans.

(xvii) Severance Arrangements. Granted or paid, or entered into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person (in each case, other than payments or acceleration that have been disclosed to Acquirer as set forth on Schedule 2.5(e) of the Company Disclosure Letter);

(xviii) Lawsuits; Settlements. (i) Commenced a lawsuit other than (A) for the routine collection of bills, or (B) for a breach of this Agreement or any Transaction Documents or

(ii) settled or agreed to settle any pending or threatened lawsuit or other dispute (other than (x) standard form separation agreements made available to Acquirer in connection with terminating employees or (y) settlements of player disputes that are individually less than $5,000 per player, each in the ordinary course of business);

(xix) Acquisitions. Acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquired or agreed to acquire any assets that are material, individually or in the aggregate, to the Acquired Companies or the Business, or entered into any Contract with respect to a joint venture, strategic alliance or partnership;

(xx) Taxes. Made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, file any federal, state, or foreign income or other material Tax Returns (for the avoidance of doubt, excluding any ordinary course payroll Tax Returns), filed any amendment to a federal, state, or foreign income Tax Return or any other material Tax Return, enter into any Tax sharing or similar agreement or closing agreement relating to Taxes, assume any Liability for the Taxes of any other Person (whether by Contract or otherwise), settled any claim or assessment in respect of Taxes, consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, entered into intercompany transactions giving rise to deferred gain or loss of any kind, or took any other similar action relating to the filing of any Tax Return or the payment of any Tax if such similar action would reasonably be expected to have the effect of increasing the Tax liability of Acquirer or its Affiliates for any period ending after the Closing Date or decreasing any Tax attribute of the Acquired Companies existing on the Closing Date;

(xxi) Accounting. Changed accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Acquirer;

(xxii) Real Property. Entered into any agreement for the purchase, sale or lease of any real property;

(xxiii) Encumbrances. Placed or allowed the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its properties;

(xxiv) Warranties; Discounts. Materially changed the manner in which it provides warranties, discounts or credits to customers;

(xxv) Other. Took or agreed in writing or otherwise to take, any of the actions described in any of the subsections of this Section 2.5(e).

(f) The accounts receivable as reflected on the Company Balance Sheet arose in the ordinary course of business consistent with past practice and represented bona fide claims against debtors for sales and other charges and, to the knowledge of the Company, are fully recoverable to the extent not reserved. Allowances for doubtful accounts have been prepared in accordance with GAAP. The accounts receivable of the Acquired Companies arising after the Company Balance Sheet Date and before the Closing Date arose or shall arise in the ordinary course of business consistent with past practice and represented or shall represent bona fide claims against debtors for sales and other charges. None of the accounts receivable of the Acquired Companies are subject to any claim of offset, recoupment, setoff or counter-claim. No material amount of accounts receivable is contingent upon the performance by any Acquired Company of any obligation or Contract other than normal warranty repair and replacement. Other than as set forth in Schedule 2.5(f) of the Company Disclosure Letter, no Person has any Encumbrance, other than a Permitted Encumbrance, on any of such accounts receivable and no agreement for deduction or discount has been made with respect to any of such accounts receivable.

(g) Schedule 2.5(g) of the Company Disclosure Letter sets forth a true, correct and complete (i) itemized ledger of each account payable and each other Liability of the Company which would be classified as a current liability under GAAP in a balance sheet dated as April 30, 2020 (including Transaction Expenses), (ii) itemized ledger of each account payable and each other Liability of the Company which would be classified as a current liability under GAAP in a balance sheet received or reasonably expected to be incurred at any time during the period from May 1, 2020 through May 31, 2020 (including Transaction Expenses) ((i) and (ii) together, the “Payables Schedule”), and (iii) schedule of aging detail for each account payable included in the Payables Schedule, including (A) corresponding due date, (B) number of days past due, and (C) aggregate amount outstanding.

2.6 Litigation. There is no, and for the one year period prior to the Agreement Date there has not been any, Legal Proceeding to which an Acquired Company is a party pending or threatened in writing against an Acquired Company or any of its assets or any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Acquired Companies), and, to the knowledge of the Company, there is not any reasonable basis for any such Legal Proceeding. There is no Order in effect or pending against any of the Acquired Companies, any of their assets, or, to the knowledge of the Company, any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Acquired Companies). No Acquired Company has a Legal Proceeding pending against any other Person.

2.7 Restrictions on Business Activities. There is no Material Contract or Order binding upon an Acquired Company that restricts or prohibits any current or presently proposed business practice of the Acquired Companies, any acquisition of property by the Acquired Companies or the conduct or operation of the Business or, excluding restrictions on the use of Third-Party Intellectual Property contained in the applicable written license agreement therefor, limits the freedom of the Company to (i) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, including any grants by the Company of exclusive rights or licenses or (ii) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services.

2.8 Compliance with Laws; Governmental Permits.

(a) Each Acquired Company has complied since January 1, 2015 in all material respects with, is not in violation in any material respect of, and has not received any notices of violation from any Governmental Entity with respect to, Applicable Law.

(b) Each Acquired Company has complied with all Public Health Recommendations in all material respects. Schedule 2.8(b) of the Company Disclosure Letter lists all material measures that the Acquired Companies have taken, as of the Agreement Date, since January 1, 2020 with respect to COVID-19, whether required by Public Health Recommendations or otherwise.

(c) The Acquired Companies have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity (i) pursuant to which the Acquired Companies currently operate or hold any interest in any of their assets or properties or (ii) that is required for the conduct of the Business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants and other authorizations, collectively, the “Company Authorizations”), except for where the failure to have obtained such Company Authorizations would not reasonably be expected to be material to the Acquired Companies, individually or in the aggregate, and all of the Company Authorizations are in full force and effect. Schedule 2.8(c) of the Company Disclosure Letter contains a complete and accurate list of all material Company Authorizations. Since January 1, 2015, no Acquired Company has received any written notice or other written communication from any Governmental Entity regarding (i) any actual or possible violation of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization, and to the knowledge of the Company, no such notice or other communication is forthcoming. Each Acquired Company has complied in all material respects with all of the terms of the Company Authorizations and none of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Transactions.

2.9 Title to, Condition and Sufficiency of Assets.

(a) Each Acquired Company has good title to, or valid leasehold interest in all of its properties, and interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Acquired Companies valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except Permitted Encumbrances. The Company has made available to Acquirer true, correct and complete copies of all leases, subleases and other agreements under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto. The Acquired Companies do not currently own, nor have the Acquired Companies ever owned, any real property. Schedule 2.9(a) of the Company Disclosure Letter identifies each Contract under which parcels of real property are leased by the Acquired Companies (the “Real Estate Leases”). The Real Estate Leases are valid, binding, and enforceable against Acquired Companies in accordance with their terms and are in full force and effect. The Acquired Companies have performed all material obligations imposed on it under the Real Estate Leases, and none of the Acquired Companies or any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default by the Acquired Companies, or, to the knowledge of the Company, any other party thereto. There is not, and within the past 24 months there has not been, any material disagreement or dispute with any other party to any of the Real Estate Leases, nor is there any pending request for termination or amendment of any of the Real Estate Leases. None of the Acquired Companies have received any notification that any party to any of the Real Estate Leases intends to cancel, terminate, materially modify, refuse to perform or refuse to renew any of the Real Estate Leases. There is no Encumbrance applicable to the real property that would reasonably be expected to materially impair the use or the occupancy of the real property other than Permitted Encumbrances.

(b) The assets and properties owned by the Acquired Companies constitute all of the assets and properties that are used in the conduct of the Business, without (A) the need for Acquirer to acquire any other asset or property or (B) the breach or violation of any Contract.

(c) There are no contractual or legal restrictions that preclude or restrict the ability to use any real property leased or subleased by the Acquired Companies for the purposes for which it is currently being used. To the knowledge of the Company, there are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, leased by the Acquired Companies, that preclude or restrict the ability to use the real property by the Acquired Companies for the purposes for which it is currently being used.

2.10 Intellectual Property.

(a) As used herein, the following terms have the meanings indicated below:

(i) “Company Data” means all data collected, generated, or received in connection with the marketing, delivery, or use of any Company Product, including Company-Licensed Data, Company-Owned Data and Personal Data.

(ii) “Company Data Agreement” means any Contract involving Company Data to which an Acquired Company is a party or is bound by.

(iii) “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third-Party Intellectual Property that is licensed to an Acquired Company.

(iv) “Company Intellectual Property Agreements” means any Contract governing any Company Intellectual Property to which any Acquired Company is a party or bound by, except for Open Source Materials as defined herein and Contracts for Third-Party Intellectual Property licensed to an Acquired Company that is generally, commercially available software and (A) is not incorporated into or integrated with any Company Products, (B) has not been modified or customized for an Acquired Company and (C) is licensed for an annual fee under $10,000.

(v) “Company-Licensed Data” means all data that is Processed by an Acquired Company which is owned, held, collected, or purported to be owned, held or collected by a third party.

(vi) “Company-Owned Data” means each element of data collected, generated, or received that an Acquired Company owns or purports to own, holds or controls.

(vii) “Company-Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by any Acquired Company, including the Company Registered Intellectual Property.

(viii) “Company Privacy Policies” means, collectively, any and all (A) of the Acquired Companies’ data protection, data usage, data privacy and security policies that are published on Company Websites or otherwise made available by the Acquired Companies to any Person, and (B) public representations made on the Company Websites, gaming or advertising industry self-regulatory obligations which are applicable to the Business and Contracts with third parties relating to the Processing of Personal Data.

(ix) “Company Products” means all products or services, marketed, licensed, designed, developed, produced, sold, offered for sale, distributed or performed by or on behalf of the Acquired Companies and all products or services currently planned for commercial release in the twelve months following the Agreement Date by the Acquired Companies.

(x) “Company Registered Intellectual Property” means the United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, service marks, trade names, logos, and trade dress, applications to register trademarks, service marks, trade names, logos and trade dress, intent-to-use applications, or other registrations or applications related to trademarks, service marks, trade names, logos and trade dress, (C) registered industrial designs and applications to register industrial designs, (D) registered Internet domain names, URL’s, social media identifiers and accounts and (E) registered copyrights and applications for copyright registration, in each case registered or filed in the name of, or owned by, the Acquired Companies.

(xi) “Company Source Code” means, collectively, any software source code or database specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or database specifications or designs, of any Company-Owned Intellectual Property or Company Products.

(xii) “Company Websites” means all public facing web sites owned, operated or hosted by an Acquired Company or through which any Acquired Company conducts its business (including those web sites operated using the domain names listed in Schedule 2.10(c) of the Company Disclosure Letter), and the underlying platforms for such web sites.

(xiii) “ICT Infrastructure” means the information and communications technology infrastructure and systems (including software, hardware, firmware, networks and the Company Websites) that are used in the Business.

(xiv) “Intellectual Property” means (A) Intellectual Property Rights and (B) Proprietary Information and Technology.

(xv) “Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark, service mark, trade name, logo, and trade dress registrations, trademark, service mark, trade name, logo and trade dress applications and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, copyrights or other rights related to works of authorship, copyright registrations and applications therefor and all other rights corresponding thereto, database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated and any similar or equivalent rights to any of the foregoing.

(xvi) “Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

(xvii) “Personal Data” means any information relating to or capable of being associated, directly or indirectly, with an identified or identifiable natural person or household, or any other piece of information that allows the identification of a natural person, or any information that is otherwise considered “personally identifiable information,” “sensitive data,” “special categories of personal data” or “personal information” under Applicable Law, including Tracking Data.

(xviii) “Privacy Laws” means (A) each Applicable Law applicable to the protection or Processing or both of Personal Data, and direct marketing, e-mails, text messages or telemarketing, (B) guidance issued by a Governmental Entity that pertains to one of the laws, rules or standards outlined in clause (A) and (C) industry self-regulatory principles applicable to the protection or Processing of Personal Data, direct marketing, e-mails, text messages or telemarketing, to the extent legally binding on the Company.

(xix) “Process” or “Processing” means, with respect to data, the use, access, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such data.

(xx) “Proprietary Information and Technology” means any and all of the following that are owned or purported to be owned by the Company: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.

(xxi) “Third-Party Intellectual Property” means any and all Intellectual Property owned by a third party.

(xxii) “Third-Party Intellectual Property Rights” means any and all Intellectual Property Rights owned by a third party.

(xxiii) “Tracking Data” means (A) any information or data collected in relation to online, mobile or other electronic activities or communications associated with a particular Person, user, computer, mobile or other device, or instance of any application or mobile application, (B) any information or data collected in relation to off-line activities or communications that can reasonably be associated with or that derives from a particular Person, user, computer, mobile or other device or instance of any application or mobile application or (C) any device or network identifier (including IP address or MAC address), device activity data or data collected from a networked physical object.

(b) Status. The Acquired Companies have full title and exclusive ownership of all, or are duly licensed under or otherwise authorized to use, all Intellectual Property necessary for the conduct of the Business, free and clear of any Encumbrances (other than Permitted Encumbrances). The Company Intellectual Property collectively constitute all of the intangible assets, intangible properties, rights and Intellectual Property that are necessary for Acquirer’s conduct of, or used in or held for use for, the Business without: (i) the need for Acquirer to acquire or license any other intangible asset, intangible property or Intellectual Property Right and (ii) the breach or violation of any Contract. No Acquired Company has transferred ownership of, or granted any exclusive rights in, any Company Intellectual Property to any third party. No third party has any ownership right, title, interest, claim in or lien on any of the Company-Owned Intellectual Property.

(c) Company Registered Intellectual Property. Schedule 2.10(c) of the Company Disclosure Letter lists all Company Registered Intellectual Property, the status of such registration or application, the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdictions in which any other filing or recordation has been made, the record owner thereof, and all actions that are required to be taken by the Acquired Companies within 120 days following the Agreement Date in order to avoid prejudice to, impairment or abandonment of such Company Registered Intellectual Property (including all office actions, provisional conversions, annuity or maintenance fees or re-issuances). Each item of Company Registered Intellectual Property is valid (or in the case of applications, applied for) and subsisting. All registration, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property have been paid (other than those expressly allowed to lapse based on the reasonable business judgment of the Company) and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, obtaining, maintaining and perfecting such Company Registered Intellectual Property and recording the applicable Acquired Company’s ownership interests therein (other than those expressly allowed to lapse based on the reasonable business judgement of the Company).

(d) Company Products. Schedule 2.10(d) of the Company Disclosure Letter lists all Company Products (and each version thereof) identifying its name, version number and release date or contemplated release date.

(e) No Assistance. At no time during the conception of or reduction to practice of any of the Company-Owned Intellectual Property was an Acquired Company or any developer, inventor or other contributor to such Company-Owned Intellectual Property, operating under any grants from any Governmental Entity or agency or private source, performing research sponsored by any Governmental Entity or agency or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Acquired Companies’ rights in such Company-Owned Intellectual Property.

(f) Founders. All rights in, to and under all Intellectual Property created by each of the Acquired Company’s founders for or on behalf or in contemplation of the Acquired Companies (i) prior to the inception of such Acquired Company or (ii) prior to their commencement of employment with such Acquired Company have been duly and validly assigned to an Acquired Company, and the Acquired Companies have has no reason to believe that any such Person is unwilling to provide Acquirer or the Acquired Companies with such cooperation as may reasonably be required to complete and prosecute all appropriate Intellectual Property filings related thereto.

(g) Invention Assignment and Confidentiality Agreement. The Company has secured from all (i) current and former consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Acquired Companies and (ii) named inventors of patents and patent applications owned or purported to be owned by the Acquired Companies (any Person described in clauses (i) or (ii), an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ right, title and interest in and to such Intellectual Property, and the Company has obtained the waiver of all non-assignable rights. No Author has retained any rights, licenses, claims or interest whatsoever (including, in respect of any moral rights, all rights to which have been waived by the relevant individuals) with respect to any Intellectual Property developed by the Author for the Acquired Companies. Without limiting the foregoing, the Company has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property assignments from all current and former Authors and, in the case of patents and patent applications, such assignments have been recorded with the relevant authorities in the applicable jurisdiction or jurisdictions.

(h) No Violation. No current or former employee, consultant, advisor or independent contractor of any Acquired Company: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, an Acquired Company or using trade secrets or proprietary information of others without permission or (ii) has developed any technology, invention, software, design or other copyrightable, patentable or otherwise proprietary work for an Acquired Company that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, invention, software, design or other copyrightable, patentable or otherwise proprietary work. Neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract of the type described in clause (i). The employment of any current or former employee of an Acquired Company or the use by an Acquired Company of the services of any current or former consultants or independent contractors has not, and does not, subject the Acquired Companies to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for an Acquired Company, whether such Liability is based on contractual or other legal obligations to such third party.

(i) Confidential Information. Each Acquired Company has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Acquired Companies (including trade secrets) or provided by any third party to the Acquired Companies including Personal Data (“Confidential Information”). All current and former employees and contractors of the Acquired Companies and any third party having access to Confidential Information have executed and delivered to an Acquired Company a written legally binding agreement regarding the protection of such Confidential Information.

(j) Non-Infringement. To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any third party. No Acquired Company has brought any Legal Proceeding for infringement or misappropriation of any Company-Owned Intellectual Property. No Acquired Company has Liability for infringement or misappropriation of any Third-Party Intellectual Property Rights. The operation of the Business including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and/or Company-Owned Intellectual Property and (ii) the Acquired Companies’ use of any product, device, process or service used in the Business as previously conducted, currently conducted and as proposed to be conducted by the Acquired Companies has not, does not and will not infringe (directly or indirectly, including via contribution or inducement), misappropriate or violate any Third-Party Intellectual Property Rights, breach any terms of service, click-through agreement or any other binding agreement, rules, policies or guidelines applicable to use of such Third-Party Intellectual Property, and does not constitute unfair competition or unfair trade practices under the Applicable Law of any jurisdiction in which the Acquired Companies conduct the Business or in which Company Products are manufactured, marketed, distributed, used, licensed or sold and there is no basis for any such claims. Since January 1, 2017, no Acquired Company has been sued in any Legal Proceeding or received any written communications (including any third-party reports by users) alleging that an Acquired Company has infringed, misappropriated, or violated or, by conducting the Business, would infringe, misappropriate, or violate any Intellectual Property of any other Person or entity. No Company Intellectual Property or Company Product is subject to any Legal Proceeding, Order, settlement agreement or right that restricts in any manner the use, transfer or licensing thereof by an Acquired Company, or that may affect the validity, use or enforceability of any Company Intellectual Property. No Acquired Company has received any opinion of counsel regarding any actual or potential infringement or misappropriation of any Third-Party Intellectual Property Rights arising from or relating to design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product or Company-Owned Intellectual Property or the operation of the Business, as previously or currently conducted, or as currently proposed to be conducted.

(k) Standards Bodies. No Acquired Company is now, or has never been, a member of or a contributor to any industry standards body or any similar organization that could reasonably be expected to require or obligate an Acquired Company to grant or offer to any other Person any license or right to any Company-Owned Intellectual Property. The Acquired Companies have no obligation to grant or offer to any other Person any license or right to any Company-Owned Intellectual Property by virtue of an Acquired Company’s or any other Person’s membership in, or contributions to, any industry standards body or any similar organization.

(l) Company Intellectual Property Agreements. With respect to the Company Intellectual Property Agreements:

(i) each Company Intellectual Property Agreement is valid and subsisting and has, where required, been duly recorded or registered;

(ii) No Acquired Company has granted any options, licenses or agreements of any kind relating to any Company-Owned Intellectual Property outside of non-exclusive end use terms of service entered into by users of the Company Products in the ordinary course (copies of which have been made available to Acquirer), and no Acquired Company is bound by or a party to any option, license or agreement of any kind with respect to any of the Company-Owned Intellectual Property outside of the grant of non-exclusive licenses pursuant to terms of service entered into by third parties in the ordinary course;

(iii) Except for consents required for any Company Intellectual Property Agreement in conjunction with this Agreement that are listed in Section 2.4(b) of the Company Disclosure Letter, such consent to be acquired prior to Closing no Acquired Company is (or will be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement), in breach of any Company Intellectual Property Agreement and the consummation of the Transactions will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments, rights, obligations or remedies with respect to any Company Intellectual Property Agreements, or give any non-Acquired Company party to any Company Intellectual Property Agreement the right to do any of the foregoing;

(iv) to the knowledge of the Company, no counterparty to any Company Intellectual Property Agreement is in material breach thereof;

(v) Except for consents required for any Company Intellectual Property Agreement in conjunction with this Agreement that are listed in Section 2.4(b) of the Company Disclosure Letter, such consent to be acquired prior to Closing, at and after the Closing, the Surviving Corporation(as a wholly owned subsidiary of Acquirer Sub) and each of its Subsidiaries will be permitted to exercise all of the Acquired Companies’ rights under the Company Intellectual Property Agreements to the same extent each Acquired Company would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that an Acquired Company would otherwise be required to pay;

(vi) there are no material disputes or Legal Proceedings (pending or threatened) regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company thereunder;

(vii) no Company Intellectual Property Agreement requires an Acquired Company to include any Third-Party Intellectual Property in any Company Product or obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of that Company Product;

(viii) none of the Company Intellectual Property Agreements grants any third party exclusive rights to or under any Company-Owned Intellectual Property;

(ix) none of the Company Intellectual Property Agreements grants any third party the right to sublicense any Company-Owned Intellectual Property;

(x) the Company has obtained valid, written, perpetual, non-terminable (other than for cause) licenses (sufficient for the conduct of the Business) to all Third-Party Intellectual Property that is incorporated into, integrated or bundled by an Acquired Company with any of the Company Products; and

(xi) no third party that has licensed Intellectual Property Rights to an Acquired Company has ownership or license rights to improvements or derivative works made by an Acquired Company in the Third-Party Intellectual Property that has been licensed to the Acquired Company.

(m) Non-Contravention. None of the execution and performance of this Agreement, the consummation of the Transactions and the assignment to Acquirer and/or the Surviving Corporation by operation of law or otherwise of any Contracts to which an Acquired Company is a party or by which any of its assets is bound, will result in: (i) Acquirer or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Acquirer or any of its Affiliates, (ii) Acquirer or any of its Affiliates, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, (iii) Acquirer, and/or the Surviving Corporation being obligated to pay any royalties or other amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions or (iv) any termination of, or other impact to, any Company Intellectual Property.

(n) Company Source Code. No Acquired Company has disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, nor has there been any unauthorized or inadvertent disclosure of, any Company Source Code, any Company Source Code, other than disclosures to employees, contractors and consultants (i) involved in the development of Company Products and (ii) subject to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by an Acquired Company of any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Products. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the Transactions will result in a release from escrow or other delivery to a third party of any Company Source Code.

(o) Open Source Software. Schedule 2.10(o)(i) of the Company Disclosure Letter identifies all Open Source Materials incorporated into or integrated with or used in any currently released or distributed Company Products and identifies the licenses under which such Open Source Materials were used. Each Acquired Company is in compliance with the terms and conditions of all licenses for the Open Source Materials. Except as set forth on Schedule 2.10(o)(ii) of the Company Disclosure Letter, no Acquired Company has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company-Owned Intellectual Property, (ii) distributed Open Source Materials in conjunction with any Company-Owned Intellectual Property or Company Products or (iii) used Open Source Materials, in such a way that, with respect to clauses (i) or (ii), creates, or purports to create, obligations for the Company or any of its Subsidiaries with respect to any Company-Owned Intellectual Property or grant, or purport to grant, to any third party any rights or immunities under any Company-Owned Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no charge).

(p) Information Technology.

(i) Status. The ICT Infrastructure that is currently used in the Business (A) constitutes all the information and communications technology and other systems infrastructure reasonably necessary to carry on the Business, including having sufficient capacity and maintenance and support requirements to satisfy the requirements of the Business as currently conducted and for the 180 days following the Agreement Date with regard to information and communications technology, data processing and communications; and (B) operates in good working order and functions in accordance with all applicable documentation and specifications without any substandard performance or defect in any part of the ICT Infrastructure. In the last 12 months, there has not been any material failure of the ICT Infrastructure that has not been remedied in all material respects. Each Acquired Company has implemented and maintains reasonable security, disaster recovery and business continuity plans consistent with industry practices of companies offering similar services, and acts in compliance therewith and has tested such plans on a periodic basis, and such plans have proven effective upon testing. No Acquired Company has experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including Personal Data in an Acquired Company’s possession, custody or control. There has not been any failure with respect to any of the computer systems, including software, used by an Acquired Company in the conduct of the Business. There has been no breach of confidentiality on the part of an Acquired Company or, to the knowledge of the Company with respect to Confidential Information, by any third-party.

(ii) No Faults. No Acquired Company has experienced, and no circumstances exist that are likely or expected to give rise to, any disruption in or to the operation of the Business as a result of: (A) any substandard performance or defect in any part of the ICT Infrastructure whether caused by any viruses, bugs, worms, software bombs or otherwise, lack of capacity or otherwise or (B) a breach of security in relation to any part of the ICT Infrastructure.

(iii) Processing. Each Acquired Company has valid and subsisting contractual rights to Process all Company-Licensed Data howsoever obtained or collected by or such Acquired Company in the manner that it is Processed by or for such Acquired Company. Each Acquired Company has all rights, and all permissions, licenses or authorizations required under Applicable Laws (including Privacy Laws) and relevant Contracts (including Company Data Agreements), to retain, produce copies, prepare derivative works, disclose, combine with other data, and grant third parties rights, as applicable, to each of the Company-Licensed Data as necessary for the operation of the Business as presently conducted. Each Acquired Company has been and is in material compliance with all Contracts pursuant to which the Acquired Companies Process or have Processed Company-Licensed Data, and the consummation of the Transactions will not conflict with, or result in any violation or breach of, or default under, any such Contract.

(iv) Company Data. The Acquired Companies are the owners of all right, title and interest in and to each element of Company-Owned Data that is used or held for use in the Business that is not Personal Data or Company-Licensed Data. The Acquired Companies have the right to Process all Company-Owned Data without obtaining any permission or authorization of any Person.

(q) Privacy and Personal Data.

(i) The Acquired Companies’ data, privacy and security practices conform, and since January 1, 2015 have conformed in all material respects, to all of the Company Privacy Policies, Privacy Laws and Company Data Agreements. Without limiting the generality of the foregoing, each Acquired Company since January 1, 2015: (i) provided required notice to and obtained any necessary consents from individuals as required for the Processing of Personal Data as conducted by or for an Acquired Company under Applicable Law, (ii) refrained from selling or sharing Personal Data with third parties for the third party’s benefit except as allowed under Applicable Law and (iii) abided by any privacy choices (including opt-out preferences) of individuals relating to Personal Data. Neither the execution, delivery and performance of this Agreement nor the taking over by Acquirer of all of the Company’s databases, Company Data and other information relating to the Acquired Companies’ end users, employees, vendors or clients or any other category of individuals, will cause, constitute, or result in a breach or violation of any Privacy Laws or Company Privacy Policies, any Company Data Agreements or standard terms of service entered into by an Acquired Company with individuals the Personal Data of whom is Processed by each of the Acquired Companies and their respective data processors. Copies of all current and prior Company Privacy Policies from January 1, 2017 onwards have been made available to Acquirer and such copies are true, correct and complete.

(ii) The conduct and operation of the Business, including the operation by the Acquired Companies of the Company Products and their distribution to customers, complies in all material aspects with the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation), as well as the California Consumer Privacy Act of 2018 (CCPA).

(iii) Each Acquired Company has established and maintain appropriate technical, physical and organizational measures and security systems and technologies in compliance with all data security requirements under Privacy Laws and Company Privacy Policies that are designed to protect Personal Data against accidental or unlawful Processing in a manner appropriate to the risks represented by the Processing of such data by the Acquired Companies and their data processors.

(iv) No Acquired Company has transferred or permitted the transfer of Personal Data originating in the EEA outside the EEA, except where such transfers have complied in all material respects with the requirements of Privacy Laws, Company Privacy Policies, and Company Data Agreements.

(v) To the knowledge of the Company, no breach, security incident or violation of any data security policy in relation to Personal Data has occurred or is threatened, and there has been no unauthorized or illegal Processing of any Personal Data. To the knowledge of the Company, no circumstance has arisen in which Privacy Laws would require an Acquired Company to notify a Governmental Entity or any other Person of a data security breach or security incident.

(vi) No Acquired Company has received or experienced and to the knowledge of the Company, there is no circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Entity) that would reasonably be expected to give rise to, any Legal Proceeding, Order, notice, communication, warrant, regulatory opinion, audit result or allegation from a Governmental Entity or any other Person: (A) alleging or confirming non-compliance with a relevant requirement of Privacy Laws or Company Privacy Policy, (B) requiring or requesting an Acquired Company to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Personal Data, (C) permitting or mandating relevant Governmental Entities to investigate, requisition information from, or enter the premises of, an Acquired Company or (D) claiming compensation from an Acquired Company. Except for those current requests to which Company is currently working to address, there are no unsatisfied requests from individuals or other third parties to an Acquired Company seeking to exercise any data protection or privacy rights (such as rights to access, rectify, or delete Personal Data, to restrict or object to Processing of Personal Data, or relating to data portability). No Acquired Company has been involved in any Legal Proceedings involving a breach or alleged breach of Privacy Laws or Company Privacy Policies.

(vii) Schedule 2.10(q)(vii) of the Company Disclosure Letter contains the complete list, as of the Agreement Date, of notifications and registrations made by any Acquired Company under Privacy Laws with relevant Governmental Entities in connection with the Acquired Company’s Processing of Personal Data. All such notifications and registrations are valid, accurate, complete and fully paid up and, the consummation of the Transactions will not invalidate such notification or registration or require such notification or registration to be amended. Other than the notifications and registrations set forth on Schedule 2.10(q)(vii) of the Company Disclosure Letter, no other registrations or notifications are required in connection with the Processing of Personal Data by Company. The Company has procedures in place to comply with Applicable Law related to children’s privacy, including, without limitation, the Children’s Online Privacy Protection Act of 1998, the Company has materially complied with all such laws, and the Company deletes and has deleted all Personal Data from end users upon obtaining actual knowledge that an end user is considered a child under Applicable Law.

(r) Digital Millennium Copyright Act. The Acquired Companies conduct and have conducted the Business in such a manner as to take reasonable advantage, if and when applicable, of the safe harbors provided by Section 512 of the Digital Millennium Copyright Act (the “DMCA”) and by any substantially similar Applicable Law in any other jurisdiction in which an Acquired Company conducts the Business, including by informing users of its products and services of such policy, designating an agent for notice of infringement claims, registering such agent with the United States Copyright Office, and taking appropriate action expeditiously upon receiving notice of possible infringement in accordance with the “notice and take-down” procedures of the DMCA or such other Applicable Law.

2.11 Taxes.

(a) Each Acquired Company has properly completed and timely filed all income and other material Tax Returns required to be filed by it prior to the Closing Date, has timely paid all Taxes required to be paid by it (whether or not shown on any Tax Return), and has no Liability for Taxes in excess of the amounts so paid. All Tax Returns were complete and accurate in all material respects and have been prepared in compliance with Applicable Law. There is no claim for Taxes that has resulted in an Encumbrance against any of the assets of an Acquired Company, other than a Permitted Encumbrance.

(b) The Company has made available to Acquirer true, correct and complete copies of all income Tax Returns of the Acquired Companies for taxable years beginning on or after January 1, 2015, and any notice of an examination or audit, statements of deficiencies, and any final related closing letter in respect of material Taxes of the Acquired Companies.

(c) The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Acquired Companies for periods (or portions of periods) through the Company Balance Sheet Date. No Acquired Company has any Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business consistent with past practice following the Company Balance Sheet Date, other than any Taxes arising as a result of the transactions pursuant to this Agreement.

(d) Since January 1, 2014, there is (i) no past or pending audit of, or Tax controversy associated with, any Tax Return of an Acquired Company that has been or is being conducted by a Tax Authority, (ii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Entity, (iii) no extension of any statute of limitations on the assessment of any Taxes granted to an Acquired Company currently in effect and (iv) no agreement to any extension of time for filing any Tax Return that has not been filed (other than customary extensions for income Tax Returns that are automatically approved). No written claim has ever been made by any Governmental Entity in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction.

(e) No Acquired Company has been nor will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or non-U.S. Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

(f) No Acquired Company is party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, and no Acquired Company has any Liability or potential Liability to another party under any such agreement, excluding any customary commercial contracts the primary purpose of which is unrelated to Taxes.

(g) Each Acquired Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of Applicable Law.

(h) No Acquired Company has consummated or participated in, and no Acquired Company is currently participating in, any transaction that was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder or any comparable provision of Applicable Law. No Acquired Company has participated in, and no Acquired Company is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of Applicable Law.

(i) None of the Acquired Companies nor any of their predecessors is or has ever been a member of a consolidated, combined, unitary or aggregate group of which an Acquired Company or any predecessor of an Acquired Company was not the ultimate parent corporation.

(j) No Acquired Company has any Liability for the Taxes of any Person (other than the Acquired Companies) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by operation of Applicable Law, by Contract or otherwise.

(k) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law) with respect to a transaction occurring on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) election under Section 965(h) or Section 965(n) of the Code or (vi) prepaid amount received on or prior to the Closing Date outside the ordinary course of business.

(l) No Acquired Company has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(m) No Acquired Company has received any private letter ruling from the IRS (or any comparable Tax ruling from any other Governmental Entity).

(n) No Acquired Company is party to any joint venture, partnership or other Contract or arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(o) No Acquired Company is subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction.

(p) Each Acquired Company has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities for which receipts have been provided or are customarily provided.

(q) The Company has made available to Acquirer all documentation relating to any applicable Tax holidays or incentives. Each Acquired Company is in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the Transactions.

(r) No Acquired Company is, or has ever been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company has filed with the IRS all statements, if any, that are required under Section 1.897-2(h) of the Treasury Regulations.

(s) No Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(t) Each Acquired Company is in material compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of all material contemporaneous documentation substantiating the transfer pricing practices and methodology of the Acquired Company.

(u) No Acquired Company owns any stock in a “passive foreign investment company” within the meaning of Section 1297 of the Code or any stock in a “controlled foreign corporation” (other than an Acquired Company) within the meaning of Section 957 of the Code.

(v) Each Acquired Company has (i) complied with all Applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), (ii) withheld (within the time and in the manner prescribed by Applicable Law) from employee wages or consulting compensation and paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and (iii) timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(w) Other than with respect to the grants of Company Common Stock set forth on Schedule 2.11(w) of the Company Disclosure Letter, elections under Section 83(b) of the Code have been timely filed with the appropriate IRS center with respect to any Company Common Stock that was initially subject to a vesting arrangement.

(x) Schedule 2.11(x) of the Company Disclosure Letter lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which an Acquired Company or any ERISA Affiliate is a party, and which are not exempt from Section 409A of the Code. Each such nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) to which an Acquired Company is a party complies in all material respects with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in all material respects in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code. Neither an Acquired Company nor any ERISA Affiliate is under any obligation to gross up any Taxes under Section 409A of the Code.

(y) The exercise price of all Company Options is at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted, and the Company has not incurred nor will incur any Liability or obligation to withhold Taxes under Section 409A of the Code upon the vesting of any Company Options. All Company Options constitute “service recipient stock” (as defined under Treasury Regulation 1.409A-1(b)(5)(iii)) with respect to the grantor thereof.

(z) Except as set forth on Schedule 2.11(z) of the Company Disclosure Letter, there is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of an Acquired Company (including Contracts in effect at the Closing with the Acquirer of which the Company or any Specified Employee has knowledge) to which an Acquired Company is a party or by which an Acquired Company or its assets is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or would reasonably be expected to, as a result of the Transactions (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). No Acquired Company has ever had any obligation to report, withhold or gross up any excise Taxes under Section 280G or Section 4999 of the Code.

2.12 Employee Benefit Plans and Employee Matters.

(a) Schedule 2.12(a) of the Company Disclosure Letter lists, as of the Agreement Date, with respect to the Acquired Companies all Company Employee Plans for which any Acquired Company may have Liability, and separately identifies each Company Employee Plan sponsored, maintained or contributed to under the law or applicable custom or rule of the any jurisdiction outside of the United States (the “International Employee Plans”). “Company Employee Plans” means (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each outstanding loan from an Acquired Company to an employee of such Acquired Company that has an outstanding balance, (iii) other than the Company Option Plan, all stock option, stock purchase, phantom stock, stock appreciation right, restricted stock unit, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans (including cash incentive plans), programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements and (vi) all employment and individual consulting, retention, change of control or executive compensation or severance agreements, written or otherwise, in each case, as to which any unsatisfied obligations of an Acquired Company remain for the benefit of, or relating to, any present or former employee, consultant or non-employee director of an Acquired Company.

(b) No Acquired Company sponsors or maintains any self-funded employee benefit plan, including any plan to which a stop-loss policy applies. The Company has made available to Acquirer a true, correct and complete copy of each of the material Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan that is subject to ERISA reporting requirements, made available to Acquirer true, correct and complete copies of the Form 5500 reports filed for the last three plan years. None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law and each Acquired Company has complied in all material respects with the requirements of COBRA. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has made available to Acquirer a true, correct and complete copy of the most recent IRS determination or opinion letter issued with respect to each such Company Employee Plan, if applicable, and nothing has occurred since the issuance of each such letter that could be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code. The Company has made available to Acquirer all registration statements and prospectuses prepared in connection with each Company Employee Plan. All individuals who, pursuant to the terms of any Company Employee Plan, are entitled to participate in any Company Employee Plan, are currently participating in such Company Employee Plan or have been offered an opportunity to do so and have declined in writing.

(c) There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan. Each Company Employee Plan has been administered in accordance with its terms and in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and each Acquired Company and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans. Neither an Acquired Company nor any trade or business (whether or not incorporated) that is treated as a single employer with an Acquired Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plans. All contributions required to be made by an Acquired Company or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business consistent with past practice after the Company Balance Sheet Date as a result of the operations of the Acquired Companies after the Company Balance Sheet Date). In addition, with respect to each Company Employee Plan intended to include a Code Section 401(k) arrangement, each Acquired Company and each of the ERISA Affiliates have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. No

Company Employee Plan is covered by, and neither an Acquired Company nor ERISA Affiliate has incurred or expects to incur any Liability under Title IV of ERISA or Section 412 of the Code. With respect to each Company Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, each Acquired Company and any applicable ERISA Affiliate have prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and have properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan.

(d) Neither an Acquired Company nor any current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(e) Neither an Acquired Company nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(f) Schedule 2.12(f) of the Company Disclosure Letter lists, as of the Agreement Date, all International Employee Plans. Each International Employee Plan (i) has been operated in all material respects in conformance with Applicable Law or governmental regulations and rulings relating to such plans in the jurisdictions in which such International Employee Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment meets all requirements for such treatment and (iii) that is intended to be funded and/or book-reserved is fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(g) Schedule 2.12(g) of the Company Disclosure Letter (i) contains a true and complete list of each International Employee Plan that provides for defined benefit or termination indemnity benefits to service providers of the Acquired Companies, and (ii) for which Liabilities are recognized in the ordinary course of the Acquired Companies’ financial reporting practice and, with respect to each such International Employee Plan, indicates the net balance sheet asset or liability of such International Employee Plan as of the last day of the Company’s most recently completed fiscal year.

(h) Each Acquired Company has at all times since January 1, 2015 been in compliance in all material respects with all Applicable Law respecting employment, discrimination in employment, terms and conditions of employment, employee benefits, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act and, with respect to each Company Employee Plan, (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder. No Acquired Company is engaged in any unfair labor practices. No Acquired Company is liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. Each Acquired Company has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. No Acquired Company is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against an Acquired Company under any workers compensation plan or policy or for long term disability. No Acquired Company has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or threatened, between the Acquired Companies and any of their employees, which controversies have or would reasonably be expected to result in a material Legal Proceeding before any Governmental Entity. Since January 1, 2015, no Legal Proceeding has been brought or is threatened against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor.

(i) Each Acquired Company has at all times since January 1, 2015, been in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), and similar Applicable Laws. In the past two years, (i) no Acquired Company has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of an Acquired Company and (iii) no Acquired Company has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Applicable Law. No Acquired Company has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period immediately preceding the Agreement Date.

(j) The Company has made available to Acquirer true, correct and complete copies of each of the following: (i) all forms of offer letters, (ii) all forms of employment agreements and severance agreements, (iii) all forms of services agreements with individual consultants and/or advisory board members, (iv) all forms of confidentiality, non-competition or inventions agreements between employees and any Acquired Company (and a true, correct and complete list of employees, consultants and/or others not subject thereto), (v) the most current management organization chart(s), (vi) all forms of bonus plans and any form award agreement thereunder and (vii) a schedule of unfulfilled or contingent bonus commitments made to employees of the Acquired Companies; provided, however, subclauses (i) – (iv) and (vi) of this section refer only to those form agreements with current service providers.

(k) No Acquired Company is party to or bound by any collective bargaining agreement, works council arrangement or other labor union Contract, no collective bargaining agreement is being negotiated by an Acquired Company and no Acquired Company has any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by an Acquired Company. There are no activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against an Acquired Company pending or threatened that may interfere with the conduct of the Business. There is no charge or complaint against an Acquired Company by the National Labor Relations Board or any comparable Governmental Entity pending or threatened. No employee of an Acquired Company has been dismissed in the ninety (90) days immediately preceding the Agreement Date.

(l) Schedule 2.12(l) of the Company Disclosure Letter sets forth each non-competition agreement and non-solicitation agreement that binds any current or former employee of an Acquired Company to which an Acquired Company is a party (other than those agreements entered into with newly hired employees of an Acquired Company in the ordinary course of business consistent with past practice). To the knowledge of the Company, no current or former employee of an Acquired Company has at any time since January 1, 2015 been in violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by an Acquired Company because of the nature of the Business or to the use of trade secrets or proprietary information of others. To the knowledge of the Company, no current or former individual contractor of an Acquired Company has at any time since January 1, 2015 been in violation of any term of any non-competition agreement or any restrictive covenant to a former employer relating to the right of any such contractor to be providing services to an Acquired Company because of the nature of the Business or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 2.12(l) of the Company Disclosure Letter, no officer or other employee of an Acquired Company has given notice to an Acquired Company and, to the knowledge of the Company, no employee of an Acquired Company intends to terminate his or her employment with an Acquired Company. Except as set forth on Schedule 2.12(l) of the Company Disclosure Letter, the employment of each of the employees of the Acquired Companies is “at will” (except for non-United States employees of the Acquired Companies located in a jurisdiction that does not recognize the “at will” employment concept), and no Acquired Company has any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees (except as required by Applicable Law for employees based outside of the United States). As of the Agreement Date, no Acquired Company has, and to the knowledge of Company, no other Person has, (i) entered into any Contract that obligates or purports to obligate Acquirer to make an offer of employment to any present or former employee or consultant of the Acquired Companies and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Acquired Companies of any terms or conditions of employment with Acquirer following the Effective Time.

(m) Except to the extent Applicable Law prohibits such disclosure, Schedule 2.12(m)(i) of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all current officers, directors and employees of each Acquired Company, showing each such individual’s position, date of hire, annual remuneration (base salary, target bonus and all other applicable forms of fixed or variable remuneration), leave status (including nature of leave and expected end date of leave, if applicable), status as exempt/non-exempt, state/locality and country in which employed and basis for work authorization (citizenship or immigration status, including visa information, if applicable). Schedule 2.12(m)(ii) of the Company Disclosure Letter sets forth a true, correct and complete list of all current individual consultants, advisory board members and independent contractors of each Acquired Company and, for each, rate or amount of compensation (including a description of the basis for calculating such compensation), initial date of engagement, whether such engagement has been terminated by written notice by either party thereto and applicable notice or termination provisions and state/locality and country in which engaged. Each of the current and former employees of the Acquired Companies is and has been authorized under Applicable Law to work in his or her position for the Acquired Companies and in the location where he or she is providing and has provided services to the Acquired Companies.

(n) There has been no amendment to, written interpretation or announcement (whether or not written) by an Acquired Company or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent full fiscal year included in the Financial Statements.

(o) There are no performance improvements or disciplinary actions contemplated or pending against any of the Acquired Companies’ employees. No Misconduct Claim has been made, or is currently pending or, to the knowledge of the Company, threatened against any service provider of the Acquired Companies with respect to conduct relating to the Acquired Companies’ workplace; to the knowledge of the Company, no service provider of an Acquired Company has engaged in any act that would reasonably be expected to give rise to a Misconduct Claim relating to the Acquired Companies’ workplace; and to the knowledge of the Company, no service provider has been terminated from any prior employment or service for any Misconduct Claim.

(p) The Company has required that all current and former employees of the Acquired Companies working in the United States complete a Form I-9 in connection with the commencement of their employment and has obtained and retained copies of all such required Form I-9 along with attendant proof of identification from all such current and former employees. Every Person who provides services to an Acquired Company and who requires a visa, employment pass or other required permit to work in the country in which he or she is employed has produced a current employment pass or such other required permit to the applicable Acquired Company and, with respect to U.S. service providers, and to the knowledge of the Company as to non-U.S. service providers, possesses all necessary permission to remain in such country and perform services in that country.

(q) Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Acquirer (other than ordinary and reasonable administrative expenses typically incurred in a termination event). Except as required pursuant to or contemplated by an offer letter or other employment agreement, none of the execution, delivery and performance of this Agreement, the consummation of the Transactions, any termination of employment or service and any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person or (v) result in the forgiveness in whole or in part of any outstanding loans made by an Acquired Company to any Person.

2.13 Interested Party Transactions. Except as set forth in Schedule 2.13 of the Company Disclosure Letter, none of the officers and directors of any Acquired Company and, to the knowledge of the Company, none of the other employees of any Acquired Company or the immediate family members of any of the foregoing, (i) has any direct or indirect ownership, participation, royalty or material interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with or does material amounts of business with, or has any contractual arrangement with, an Acquired Company (except with respect to any interest in less than 5% of the equity securities of any corporation whose stock is publicly traded), (ii) is a party to, or to the knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which an Acquired Company is a party or by which an Acquired Company or any of its assets is bound, except for (a) normal compensation for services as an officer, director, contractor, consultant, or employee thereof and (b) the Financing Agreements, or Contracts granting ownership of any Company Capital Stock, Company Options, Company RSUs, Company Warrants or Company Convertible Notes (all of which have been made available to Acquirer) or (iii) to the knowledge of the Company, has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the Business, except for the rights of Company Stockholders under Applicable Law. There are no amounts for borrowed money outstanding pursuant to loans from any Acquired Company to any current or former employee, consultant, director or officer.

2.14 Insurance.

(a) The Acquired Companies maintain the policies of insurance and bonds set forth in Schedule 2.14 of the Company Disclosure Letter (the “Policies”). Schedule 2.14 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible as of the Agreement Date as well as all material claims made under such policies and bonds since January 1, 2017. The Company has made available to Acquirer true, correct and complete copies of all such Policies. There is no claim pending under any of such Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Policies. All premiums due and payable under all such Policies have been timely paid and the Acquired Companies are otherwise in compliance in all material respects with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

(b) The Acquired Companies have not done anything or omitted to do anything that would reasonably be expected to make any of the Policies void or voidable. There is no claim pending under any of such Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Policies. None of the insurers under any of the Policies has refused, or given any indication that it intends to refuse, indemnity in whole or in part in respect of any claims under the Policies. Nothing has been done or omitted to be done by the Acquired Companies that would reasonably be expected to entitle the insurers under any of the Policies to refuse indemnity in whole or in part in respect of any currently pending claims under the Policies.

2.15 Books and Records. The Company has made available to Acquirer true and complete copies of (i) all documents identified on the Company Disclosure Letter, (ii) the Organizational Documents, each as currently in effect, (iii) the complete minute books of each Acquired Company for the past three years containing records of all material proceedings, consents, actions and meetings of the applicable board (or equivalent governing body), committees of the applicable board and the holders of such Acquired Company’s Equity Interests (including, in the case of the Company, the Company Stockholders), (iv) the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option and warrant grants and agreements of the Acquired Companies and (v) all currently effective material permits, orders and consents issued by any regulatory agency with respect to the Acquired Companies, or any securities of an Acquired Company, and all applications for such material permits, orders and consents. The minute books of the Acquired Companies made available to Acquirer contain a true and complete summary of all meetings of directors and of the Company Stockholders (or other equityholder) or actions by written consent since the time of incorporation of each Acquired Company through the Agreement Date. The books, records and accounts of the Acquired Companies (A) are true and complete in all material respects, (B) have been maintained in accordance with reasonable business practices on a basis consistent with past practices, (C) are stated in reasonable detail and accurately and fairly reflect in all material respects all of the transactions and dispositions of the assets and properties of the Acquired Companies and (D) accurately and fairly reflect in all material respects the basis for the Financial Statements.

2.16 Material Contracts.

(a) Schedules 2.16(a)(i) through (xxiii) of the Company Disclosure Letter set forth a complete list (with each of such Contracts specifically identified under subsection(s) of such Schedule 2.16(a) that correspond to the Subsection or Subsections of Section 2.16(a) applicable to such Contract) of the following Contracts to which an Acquired Company is a party or by which an Acquired Company is bound as of the Agreement Date (each such Contract, a “Material Contract”):

(i) any Contract with a Key Supplier;

(ii) any dealer, distributor, referral or similar agreement, or any Contract providing for the grant of rights to reproduce, license, market, refer or sell Company Products to any other Person or pursuant to which any third parties advertise on any websites operated by an Acquired Company, in each case, other than non-exclusive licenses granted to third party vendors for the limited purpose of providing services to an Acquired Company;

(iii) (A) any joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons and (C) any Contract that involves the payment of royalties to any other Person;

(iv) any separation agreement or severance agreement with any current or former employees, in each case, under which an Acquired Company has any actual or potential Liability in excess of $100,000;

(v) any Contract for or relating to the employment or service of any director, officer or beneficial owner of more than 1% of the total shares of Company Capital Stock (or of any Equity Interests in a Subsidiary of the Company) or any other type of Contract (other than Contracts granting Company Options or Company RSUs) with any of its officers or beneficial owners of more than 1% of the total shares of Company Capital Stock (or of any Equity Interests in a Subsidiary of the Company), as the case may be, that is not immediately terminable by the Company without cost or Liability;

(vi) any Contract (A) pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Company Products, Company Intellectual Property or Company-Owned Data, (B) containing any non-competition covenants or other restrictions relating to the Company Products or Company Intellectual Property (excluding agreements entered into with new hires in the ordinary course of business and consistent with past practice), (C) that is set forth on Schedule 2.12(l) of the Company Disclosure Letter or (D) that limits or would limit the freedom of an Acquired Company or any of its successors or assigns or their respective Affiliates to (I) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, including any grants by an Acquired Company of exclusive rights or licenses or (II) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services;

(vii) any standstill or similar agreement containing provisions prohibiting a third party from purchasing Equity Interests of an Acquired Company or assets of an Acquired Company;

(viii) other than “shrink wrap” and similar generally available commercial end-user licenses to software that have an individual acquisition cost of $10,000 or less, all licenses, sublicenses and other Contracts to which an Acquired Company is a party and pursuant to which an Acquired Company acquired or is authorized to use any Third-Party Intellectual Property Rights used in the development, marketing or licensing of the Company Products;

(ix) any license, sublicense or other Contract to which an Acquired Company is a party and pursuant to which any Person is authorized to use any Company-Owned Intellectual Property, provided that, for purposes of disclosure only with respect to both this Section 2.15 and Section 2.5(e), the Company shall not be required to disclose non-exclusive licenses entered into in the ordinary course of business and consistent with past practice on either the Company’s form professional services agreement or a form of advertising insertion order that incorporates the Interactive Advertising Bureau’s standard terms and conditions;

(x) any license, sublicense or other Contract pursuant to which an Acquired Company has agreed to any restriction on the right of an Acquired Company to use or enforce any Company-Owned Intellectual Property or pursuant to which an Acquired Company agrees to encumber, transfer or sell rights in or with respect to any Company-Owned Intellectual Property;

(xi) any Contracts relating to the membership of, or participation by, an Acquired Company in, or the affiliation of an Acquired Company with, any industry standards group or association;

(xii) any Contract providing for the development of any software, technology or other Intellectual Property Rights, independently or jointly, either by or for an Acquired Company (other than employee invention assignment agreements and consulting agreements with Authors on the Company’s standard form of agreement);

(xiii) any Contract to license or authorize any third party to manufacture or reproduce any of the Company Products or Company Intellectual Property, provided that, for purposes of disclosure only with respect to both this Section 2.15 and Section 2.5(e), Company shall not be required to disclose non-exclusive licenses entered into in the ordinary course of business and consistent with past practice on either the Company’s form professional services agreement or a form of advertising insertion order that incorporates the Interactive Advertising Bureau’s standard terms and conditions;

(xiv) any Contract containing any warranty, support, maintenance or service obligation on the part of an Acquired Company other than those set forth on forms of Contracts made available to Acquirer;

(xv) (A) any settlement agreement with respect to any Legal Proceeding in excess of $100,000, and (B) any separation agreement, severance agreement or release with any current or former employees, in each case, under which an Acquired Company has any actual Liability in excess of $100,000;

(xvi) any Contract pursuant to which rights of any third party are triggered or become exercisable as a result of the execution of this Agreement or the consummation of the Merger;

(xvii) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, including any Company Capital Leases;

(xviii) any Contract of guarantee, surety, support, assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person (other than an Acquired Company);

(xix) any Contract for capital expenditures in excess of $50,000 in the aggregate;

(xx) any Contract pursuant to which an Acquired Company is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving expenditures in excess of $10,000 per annum, or any Real Estate Leases;

(xxi) any Contract pursuant to which an Acquired Company has acquired or disposed of a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person;

(xxii) other than Contracts relating to the provision of utilities, any Contract with any Governmental Entity or any Contract with a government prime contractor, or higher-tier government subcontractor, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement, or task or delivery order (each a “Government Contract”); and

(xxiii) any other oral or written Contract or obligation not listed in clauses (i) through (xxii) that individually had in the prior twelve-month period, or would reasonably be expected to have in fiscal year 2020, a payment obligation in excess of $250,000, provided that, for purposes of disclosure only with respect to both this Section 2.15 and Section 2.5(e), the Company shall not be required to disclose any such Contracts entered into in the ordinary course of business and consistent with past practice on either the Company’s form professional services agreement or a form of advertising insertion order that incorporates the Interactive Advertising Bureau’s standard terms and conditions.

(b) All Material Contracts are in written form and have been made available to Acquirer. Each Acquired Company has performed all of the material obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in material default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no material default or event of default or breach, with respect to an Acquired Company or to the knowledge of the Company, with respect to any other contracting party, that, with the giving of notice, or the lapse of time, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of an Acquired Company under any Material Contract or (D) the right to cancel, terminate or modify any Material Contract. No Acquired Company has received any notice or other written communication regarding any actual or purported violation or breach of, default under, or intention to cancel or modify any Material Contract. No Acquired Company has Liability for renegotiation of Government Contracts.

2.17 Partners and Suppliers. Schedule 2.17 of the Company Disclosure Letter sets forth a true and complete list of the top-25 partners, suppliers, vendors and other third-party service providers (excluding lenders) of the Acquired Companies, in the aggregate, based upon payments made by the Acquired Companies during the period from January 1, 2019 to February 29, 2020, including the amounts of the payments made to such parties in 2019 and in the first two (2) months of 2020 (each a “Key Supplier”). None of the Key Suppliers has (i) cancelled or otherwise terminated any contract with an Acquired Company or (ii) to the knowledge of the Company, threatened, or indicated its intention, to cancel or otherwise terminate its relationship with an Acquired Company, to reduce its commission or other rate of payment to an Acquired Company.

2.18 Transaction Fees.

(a) Except for Houlihan Lokey Capital, Inc., no broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions or any Alternate Transaction.

(b) Set forth in Schedule 2.18(b) of the Company Disclosure Letter are the amounts of unpaid Transaction Expenses as of the Agreement Date, by vendor, including the amounts that will become due upon occurrence of the Closing.

2.19 Anti-Corruption Law.

(a) Neither an Acquired Company nor any of its directors, employees, agents or representatives (in each case, acting in their capacities as such) has, since January 1, 2015, directly or indirectly through its representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), (i) violated any Anti-Corruption Law or (ii) offered, given, promised to give or authorized the giving of money or anything of value, to any Government Official or to any other Person: (A) for the purpose of (I) corruptly or improperly influencing any act or decision of any Government Official in their official capacity, (II) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (III) securing any improper advantage, (IV) inducing any Government Official to use his or her respective influence with a Governmental Entity to affect any act or decision of such Governmental Entity in order to, in each case of clauses (I) through (IV), assist an Acquired Company in obtaining or retaining business for or with, or directing business to, any Person or (B) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.

(b) The Acquired Companies (i) have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP, (ii) there have been no false or fictitious entries made in the books and records of the Acquired Companies relating to any unlawful offer, payment, promise to pay or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment and (iii) have not established or maintained a secret or unrecorded fund or account.

(c) Neither an Acquired Company nor any of its directors or employees (acting in their capacities as such) has been convicted of violating any Anti-Corruption Law or subjected to any investigation or proceeding by a Governmental Entity for potential corruption, fraud or violation of any Anti-Corruption Law.

2.20 Environmental, Health and Safety Matters.

(a) Each Acquired Company is in material compliance with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its business or assets or properties. There are no pending, or to the knowledge of the Company, any threatened allegations by any Person that the properties or assets of an Acquired Company are not, or that its business has not been conducted, in compliance with all Environmental, Health and Safety Requirements. No Acquired Company has retained or assumed any Liability of any other Person under any Environmental, Health and Safety Requirements. To the knowledge of the Company, there are no past or present facts, circumstances of conditions that would reasonably be expected to give rise to any Liability of an Acquired Company with respect to Environmental, Health and Safety Requirements.

(b) The Company has made available to Acquirer a copy of all studies, audits, assessments or investigations containing material information concerning compliance with, or Liability or obligations under, Environmental, Health and Safety Requirements affecting the Company that are in the possession or control of the Company, each of which is identified in Schedule 2.20 of the Company Disclosure Letter.

2.21 Export Control Laws. Since January 1, 2015, each Acquired Company has conducted its export transactions in accordance in all material respects with applicable provisions of United States export and re-export controls, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations and other controls administered by the United States Department of Commerce and/or the United States Department of State and all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing: (i) each Acquired Company has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (ii) each Acquired Company is in compliance with the terms of all applicable Export Approvals, (iii) there are no pending or threatened claims against an Acquired Company with respect to such Export Approvals, (iv) there are no actions, conditions or circumstances pertaining to an Acquired Company’s export transactions that would reasonably be expected to give rise to any future claims and (v) no Export Approvals for the transfer of export licenses to Acquirer and/or the Surviving Corporation are required, except for such Export Approvals that can be obtained expeditiously and without material cost.

2.22 Stockholder Notice. Neither the Stockholder Notice nor any amendment or supplement thereto (other than any of the information supplied or to be supplied by Acquirer for inclusion therein) will contain, as of the date or the mailing of such document, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ACQUIRER, ACQUIRER SUB AND MERGER SUB

Acquirer, Acquirer Sub and Merger Sub represent and warrant to the Company as follows:

3.1 Organization and Standing. Each of Acquirer, Acquirer Sub and Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquirer, Acquirer Sub and Merger Sub has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business. Acquirer, Acquirer Sub and Merger Sub are not in violation of any of the provisions of its certificate of incorporation or bylaws, or equivalent organizational or governing documents.

3.2 Authority; Non-contravention.

(a) Each of Acquirer, Acquirer Sub and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which Acquirer, Acquirer Sub or Merger Sub is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Acquirer, Acquirer Sub and Merger Sub, respectively. Each of this Agreement and the other Transaction Documents to which Acquirer, Acquirer Sub or Merger Sub is a party has been duly executed and delivered by each of Acquirer, Acquirer Sub and Merger Sub and, assuming the due execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, constitutes the valid and binding obligation of Acquirer, Acquirer Sub and Merger Sub enforceable against Acquirer, Acquirer Sub and Merger Sub, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of each of this Agreement and the other Transaction Documents to which Acquirer, Acquirer Sub or Merger Sub is a party by Acquirer, Acquirer Sub and Merger Sub, respectively, do not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the articles or certificate of incorporation, as applicable, or bylaws or other equivalent organizational or governing documents of Acquirer, Acquirer Sub and Merger Sub, in each case as amended to date or (ii) Applicable Law, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Acquirer’s, Acquirer’s Sub or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement or the other Transaction Documents.

(c) Except as required by applicable federal and state securities laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Acquirer, Acquirer Sub or Merger Sub in connection with the execution and delivery of this Agreement or any other Transaction Document that Acquirer, Acquirer Sub or Merger Sub is a party to or the consummation of the Transactions that, if not obtained or made, would reasonably be expected to adversely affect the ability of Acquirer, Acquirer Sub or Merger Sub to consummate the Merger or any of the other Transactions.

3.3 Capitalization. As of the Agreement Date, the authorized equity capital of Acquirer consists of the following:

(a) 120,000,000 shares of Acquirer Common Stock, 59,168,398 shares of which are issued and outstanding, 14,400,000 shares of Acquirer Class F Common Stock, 14,188,050 of which are issued and outstanding, and 36,363,636 shares of Acquirer Preferred Stock, all of which are issued and outstanding. All of the outstanding shares of Acquirer Common Stock, Acquirer Class F Common Stock and Acquirer Preferred Stock are duly authorized, validly issued, fully paid and nonassessable. All issued and outstanding shares of Acquirer Common Stock, Acquirer Class F Common Stock and Acquirer Preferred Stock were issued in material compliance with all applicable federal and state securities laws. Each share of Acquirer Class F Common Stock and Acquirer Preferred Stock is convertible into one (1) share of Acquirer Common Stock.

(b) 41,772,000 shares of Acquirer Common Stock are subject to issuance to officers, directors, employees and consultants of the Company pursuant to Acquirer’s 2011 Equity Incentive Plan (the “Acquirer Stock Plan”). Of such 41,772,000 shares of Acquirer Common Stock reserved under the Acquirer Stock Plan, (i) 4,680,650 Acquirer Options have been granted and are outstanding, (ii) 32,666,981 shares of Acquirer Common Stock have been issued pursuant to the exercise of Acquirer Options and are outstanding (other than in the case of (i) and (ii), exercises made between May 9, 2020 and the Closing Date), and (iii) 4,424,369 shares of Acquirer Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Acquirer Stock Plan (other than any return of options from employee terminations occurring in the three month period prior to the Closing Date).

(c) Other than promises to grant Acquirer Options made in the ordinary course pursuant to Acquirer’s offer letters to new hires: (i) there are no authorized, issued or outstanding Equity Interests of Acquirer other than the shares of Acquirer Common Stock, Acquirer Class F Common Stock, Acquirer Preferred Stock and Acquirer Options and (ii) no Person has any Equity Interests of Acquirer, stock appreciation rights, stock units, share schemes, calls or rights, or is party to any Contract of any character to which Acquirer is a party or by which it or its assets is bound, obligating Acquirer to issue, deliver, sell, or cause to be issued, delivered, sold, any Equity Interests of Acquirer or other rights to purchase or otherwise acquire any Equity Interests of Acquirer, whether vested or unvested.

3.4 Issuance of Shares. The Acquirer Warrants shall be duly executed by Acquirer and Acquirer Sub and, assuming the due authorization, execution, and delivery by each of the other parties thereto, the Acquirer Warrants shall be legal, valid and binding obligation, enforceable against Acquirer and Acquirer Sub. Upon the issuance of the Acquirer Warrants, the shares underlying the Acquirer Warrants issuable hereunder as part of the Merger Consideration shall have been reserved for issuance by all required corporate action of Acquirer and shall have been duly authorized and, when delivered against payment thereof and otherwise as contemplated by the terms of the Acquirer Warrants following the exercise of the Acquirer Warrants shall be validly issued, fully-paid and non-assessable, and will be free of restrictions on transfer other than those set forth herein, in the Acquirer Warrants or under Acquirer’s certificate of organization (as amended) or bylaws (as amended) or under the Securities Act and any other Applicable Law.

3.5 No Prior Acquirer Sub and Merger Sub Operations. Acquirer Sub and Merger Sub are a direct wholly owned subsidiary of Acquirer and Acquirer Sub, respectively, were formed solely for the purpose of effecting the Merger and have not engaged in any business activities or conducted any operations other than in connection with the Transactions.

3.6 Litigation. There are no Legal Proceedings pending or threatened in writing against Acquirer, Acquirer Sub, or Merger Sub or any of their assets or any of their directors or officers (in their capacities as such or relating to their services or relationship with the Acquirer, Acquirer Sub, or Merger Sub, as applicable) which would have, or would be reasonably expected to have, a material adverse effect on Acquirer’s, Acquirer Sub’s, or Merger Sub’s (i) financial condition, assets, business, or results of operations, taken as a whole, or (ii) ability to perform their respective obligations under this Agreement, the Transaction Documents, or the consummation of the Transactions.

3.7 Brokers’ and Finders’ Fees. None of the Acquirer, Acquirer Sub, Merger Sub, or any of their respective Affiliates (prior to the Closing) has incurred, or will incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Merger or any other Transaction, in each case, for which the Company or the Company Securityholders would be liable at or following the Effective Time.

ARTICLE IV

[INTENTIONALLY DELETED]

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Board Recommendation, Stockholder Approval and Stockholder Notice.

(a) Promptly (and in any case within seven Business Days) after the Company obtains the Company Stockholder Approval, the Company shall prepare and deliver (whether by mailing or electronic delivery) to each Company Stockholder other than the Consenting Stockholders, a notice (as it may be amended or supplemented from time to time, the “Stockholder Notice”) comprising (i) the notice contemplated by Section 228(e) of Delaware Law of the taking of a corporate action without a meeting by less than a unanimous written consent, (ii) the notice contemplated by Section 262(d)(2) of Delaware Law, together with a copy of Section 262 of Delaware Law and (iii) an information statement to the Company Stockholders. The Stockholder Notice shall include (x) a statement to the effect that the Board has unanimously recommended that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the principal terms of the Merger and (y) such other information as Acquirer and the Company may mutually agree is required or is reasonably advisable under Delaware Law to be included therein. Prior to its delivery, the Stockholder Notice shall have been approved by Acquirer (such approval not to be unreasonably withheld, conditioned, or delayed), and, following its delivery, no amendment or supplement to the Stockholder Notice shall be made by the Company without the approval of Acquirer (such approval not to be unreasonably withheld, conditioned, or delayed). Each of Acquirer and the Company agrees to provide promptly to the other such information concerning its business, financial statements and affairs as, in the reasonable judgment of Acquirer, the Company or their respective counsel, may be required or advisable to be included under Delaware Law in the Stockholder Notice or in any amendment or supplement thereto, and Acquirer and the Company agree to cause their respective Representatives to cooperate in the preparation of the Stockholder Notice and any amendment or supplement thereto.

5.2 [intentionally deleted].

5.3 Confidentiality; Public Disclosure.

(a) The parties hereto acknowledge that Acquirer and the Company have previously executed a Non-Disclosure Agreement, dated June 3, 2014 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms. Each party hereto agrees that it and its Representatives shall hold the terms of this Agreement, and the fact of this Agreement’s existence, in strict confidence. Except as is permitted under the Confidentiality Agreement or as provided under the Stockholder Notice, at no time shall Acquirer, Merger Sub, or the Company disclose any of the terms of this Agreement (including the economic terms) or any non-public information about Acquirer, Merger Sub, or the Company, as applicable to any other Person without the prior written consent of such party about which such non-public information relates. Notwithstanding anything to the contrary in the foregoing, Acquirer, Merger Sub, or the Company, as applicable, shall be permitted to disclose any and all terms to its financial, tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), and to any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with Applicable Law.

(b) The Company and its Representatives shall not issue any press release or other public communications relating to the terms of this Agreement or the Transactions or use Acquirer’s name or otherwise refer to Acquirer directly or indirectly in connection with Acquirer’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Acquirer, unless (x) reasonably determined by the Company or its Representatives to be required by Applicable Law based on advice of outside counsel and following reasonable consultation with Acquirer, or (y) reasonably necessary for the Company to obtain the Company Stockholder Approval and the other consents and approvals of the Company Stockholders and other third parties contemplated by this Agreement. Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, Acquirer may make such public communications regarding this Agreement or the Transactions as Acquirer may determine is reasonably appropriate. Acquirer and the Company shall cooperate in good faith regarding communications to be made prior to Closing to Company employees and other service providers.

5.4 Further Assurances. Each party shall take any further actions reasonably necessary or desirable to carry out the purposes of this Agreement or any other Transaction Document as may be reasonably requested by the other parties hereto.

5.5 [intentionally deleted].

5.6 [intentionally deleted].

5.7 [intentionally deleted].

5.8 Spreadsheet. At the Closing, the Company shall deliver to Acquirer a spreadsheet (the “Spreadsheet”) in form and substance reasonably satisfactory to Acquirer, which spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information, as of immediately prior to the Closing: (a) the names of all the Company Securityholders and, if known by the Company, their respective e-mail addresses, (b) the number and type of shares of Company Capital Stock held by such Company Stockholders and the respective certificate numbers for such shares, (c) the names of the holders of Company Options, Company RSUs, Promised Company Options and Unvested Company Shares and the number, vesting status and schedule with respect to such shares, (d) the calculation of the Per Share Number, (e) the calculation of the portion of the Merger Consideration issuable to each Company Stockholder pursuant to Section 1.3(a), (f) a funds flow memorandum setting forth applicable wire transfer instructions for each of the Transactions on the Closing Date and other information reasonably requested by Acquirer, and (g) the aggregate amounts and recipients to be paid at the Closing pursuant to Section 1.4(b).

5.9 Closing Balance Sheet. At the Closing, the Company shall deliver to Acquirer an estimated balance sheet as of the Closing (the “Closing Balance Sheet”), which shall be prepared in the same manner and in the same form as the Company Balance Sheet. To the extent not otherwise provided in payoff letters delivered at Closing or the Satisfaction Agreement, the Closing Balance Sheet shall include an itemized schedule in form reasonably satisfactory to Acquirer of all amounts outstanding under each item of Transaction Expenses and each item of Company Debt and Company Convertible Notes, including accrued interest, fees, and expenses payable by the Acquired Companies with respect to each item thereto.

5.10 Expenses. Whether or not the Merger is consummated, except as otherwise set forth in the Transaction Documents, all costs and expenses incurred in connection with this Agreement and the Transactions (including Transaction Expenses) shall be borne by the party incurring such expense.

5.11 [intentionally deleted].

5.12 [intentionally deleted].

5.13 Tax Matters.

(a) Each of Acquirer, the Company Securityholders and the Company shall cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any Legal Proceeding with respect to Taxes of the Company with respect to a taxable period beginning before the Closing Date. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquirer, the Company and the Company Securityholders agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (including extensions) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.

(b) Each party hereto, and the Company shall use its reasonable best efforts to cause each Company Securityholder to further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax of the Company with respect to a taxable period beginning before the Closing Date that could be imposed (including with respect to the Transactions).

5.14 Director and Officer Indemnification.

(a) If the Merger is consummated, then until the sixth anniversary of the Closing Date, the Surviving Corporation will fulfill and honor in all respects the obligations of the Company to its present and former directors and officers determined as of immediately prior to the Effective Time (the “Company Indemnified Parties”) pursuant to indemnification agreements with the Company that have been made available to Acquirer, and pursuant to the Certificate of Incorporation or the Bylaws, in each case, in effect on the Agreement Date and set forth on Schedule 5.14(a) (the “Company Indemnification Provisions”), with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time. Any Company Indemnified Party seeking to claim indemnification or an advancement of expenses under this Agreement, the Company Indemnification Provisions or otherwise, upon learning of any Legal Proceeding that is subject to the indemnification obligations of this Section 5.14, shall promptly notify the Surviving Corporation of such Legal Proceeding. The Surviving Corporation shall be entitled to participate in the defense of such Legal Proceeding and the Surviving Corporation, on the one hand, and each such Company Indemnified Party, on the other hand, shall reasonably cooperate in such defense.

(b) Prior to the Effective Time, the Company shall purchase tail insurance coverage (the “Tail Insurance Coverage”) for the Company Indemnified Parties in a form reasonably satisfactory to Acquirer, which shall provide the Company Indemnified Parties with coverage for six years following the Closing Date in an amount not less than the existing coverage and that shall have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage maintained by the Company as of the Agreement Date. Acquirer will cause the Surviving Corporation to maintain the Tail Insurance Coverage in full force and effect and continue to honor the obligations thereunder until the sixth anniversary of the Closing Date.

(c) This Section 5.14 (i) shall survive the consummation of the Merger, (ii) is intended to benefit each Company Indemnified Party and their respective heirs, (iii) is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have against Acquirer or the Surviving Corporation first arising after the earlier of the Closing Date and the termination of this Agreement by Contract or otherwise, (iv) shall be binding on all successors and assigns of the Surviving Corporation, as applicable, and shall be enforceable by the Company Indemnified Parties, and (v) shall not be terminated or modified in such a manner as to adversely affect the rights of any Company Indemnified Party under this Section 5.14 without the written consent of such affected Company Indemnified Party.

5.15 [intentionally deleted].

5.16 Release. Contingent upon and effective at the Closing, Acquirer, Acquirer Sub, Merger Sub and the Company (together with their controlled Affiliates, the “Releasing Parties” and each, a “Releasing Party”), on such Releasing Party’s behalf and on behalf of such Releasing Party’s successors in interest and assigns, and all other Persons that might have legal standing to allege a claim on a Releasing Party’s behalf, hereby knowingly, fully, unconditionally, and irrevocably releases the current and former directors and officers of the Acquired Companies as of or prior to the Closing Date, solely in their capacity as a direct or indirect director or officer, and/or equityholder of the Company, from any known and unknown claims and causes of action, liability or responsibility, whether asserted or unasserted, known or unknown, contingent or noncontingent, past or present, and whether or not liquidated inchoate, materialized, or otherwise and whether held directly, derivatively or otherwise, arising out of or relating to, directly or indirectly, the Released Matters. The “Released Matters” are referenced herein as: (i) organization, management, or operation of the business of any Acquired Company relating to any matter, occurrence, action, event or activity on or prior to the Closing Date, (ii) this Agreement and the Transactions, as well as any consideration or determination of any transaction alternative to this Agreement and the Transactions, (iii) inaccuracies or breaches of any representations or warranties or the breach of any covenant, undertaking or other agreement contained in this Agreement, the Company Disclosure Letter, or in any certificate contemplated hereby and delivered in connection herewith and (iv) any information, documents, or materials furnished by or on behalf of an Acquired Company in connection with the Transactions; provided that the Released Matters shall exclude any claims for Fraud against the Person who committed such Fraud.

5.17 RWI Policy. The RWI Policy acquired by Acquirer shall expressly provide that the insurer or insurers issuing such policy shall have no right, and waive any right, of subrogation, claims in contribution or rights acquired by assignment against the Company Securityholders or the Company Parties based upon, arising out of, or in any way connected to any claim made by the insured under the RWI Policy, except for claims of Fraud against any Person who committed such Fraud. Acquirer and its Affiliates (including the Surviving Corporation) shall not amend, waive, modify or otherwise revise the foregoing subrogation provision in the RWI Policy.

ARTICLE VI

[INTENTIONALLY DELETED]

ARTICLE VII

[INTENTIONALLY DELETED]

ARTICLE VIII

GENERAL PROVISIONS

8.1 Survival. Acquirer is obtaining a representations and warranty insurance policy dated as of the date hereof, at its sole expense (the “RWI Policy”), and the RWI Policy shall be Acquirer’s sole recourse for any breach of this Agreement after the Closing. Each representation, warranty and covenant of the Acquired Companies shall expire at the Effective Time; provided that under the RWI Policy, each representation and warranty of the Acquired Companies shall survive the Effective Time for a period of time as set forth in the RWI Policy; and provided, further, that the sole recourse of Acquirer with respect to any breach of this Agreement shall be such rights, if any, as it may have to make claims with respect thereto under the RWI Policy. Each representation, warranty and covenant of Acquirer, Acquirer Sub, and Merger Sub shall expire at the Effective Time. Notwithstanding anything to the contrary contained herein, no claim for breach of any representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto against the Company Securityholders, or their respective present or former Representatives, equityholders, successors or permitted assigns (collectively, the “Company Parties”), and, absent claims of Fraud against the Person who committed Fraud, there will be no liability of the Company Parties in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of the Company Parties; provided that this Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing until such time that such covenant or agreement is fully performed or no longer operative. Notwithstanding the foregoing or any other provision of this Agreement, nothing shall limit any parties’ recourse under or in connection with this Agreement and the Transactions against any Person who committed Fraud.

8.2 Notices. Any notice, request, or demand desired or required to be given hereunder shall be in writing and shall be given by personal delivery, email delivery, or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice. The effective date of any notice, request, or demand shall be the date of personal delivery, the date on which email is sent (provided that the sender of such email does not receive a written notification of delivery failure), or one day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.

(i) if to Acquirer, Acquirer Sub or Merger Sub, to:

Applovin Corporation

849 High Street

Palo Alto, CA 94301

Attention: Herald Chen

Email: [***]

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, CA 94041

Attention: Kris S. Withrow; David Michaels

Email: [***]

(ii) if to the Company, to:

Machine Zone, Inc.

1200 Page Mill Road

Palo Alto, CA 94304

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

601 Marshall St.

Redwood City, CA 94063

Attention: Lawrence M. Chu and Nathan E. Hagler

Email: [***]

8.3 Interpretation. When a reference is made herein to Articles, Sections, subsections, Schedules or Exhibits, such reference shall be to an Article, Section or subsection of, or a Schedule or an Exhibit to this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Where a reference is made to a Contract, instrument or law, such reference is to such Contract, instrument or law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Applicable Law) by succession of comparable successor Applicable Law and references to all attachments thereto and instruments incorporated therein. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neutral forms of such words, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to any person include the successors and permitted assigns of that person, (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively, (vii) the phrases “provide to” and “deliver to” and phrases of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided, and (viii) any dollar amounts or thresholds set forth herein shall not be used as a determinative benchmark for establishing what is or is not “material” or a “Material Adverse Effect” (or words of similar import) under this Agreement. The symbol “$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to a Person are also to its permitted successors and assigns. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent.

8.4 Amendment. This Agreement may not be amended unless in a signed writing by Acquirer and the Company. Subject to Applicable Law, Acquirer and the Company may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto; provided that after the Company Stockholder Approval is obtained, no amendment shall be made to this Agreement that by Applicable Law requires further approval by the Company Stockholders without such further approval.

8.5 Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto owed to such party, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. Without limiting the generality or effect of the preceding sentence, no failure to exercise or delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision herein.

8.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.

8.7 Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits and schedules attached hereto, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that the Company Indemnified Parties are intended beneficiaries under Section 5.14 and the Company Securityholders are intended beneficiaries under Section 5.13(a), Section 5.17 and Section 8.1).

8.8 Assignment. Neither this Agreement nor any of the rights and obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquirer, Acquirer Sub and/or Merger Sub may assign its rights and delegate its obligations under this Agreement to any direct or indirect wholly owned subsidiary of Acquirer without the prior consent of any other party hereto; provided that notwithstanding any such assignment, Acquirer, Acquirer Sub and/or Merger Sub, as applicable, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

8.9 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.10 Exclusivity of Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by any party hereto of any right to specific performance or injunctive relief. The parties hereto acknowledge and agree that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that it does not fully and timely perform its obligations under or in connection with this Agreement (including failing to take such actions as are required of it hereunder to consummate the Closing) in accordance with its terms. The parties acknowledge and agree that (a) the other parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.11, without proof of damages and without posting a bond, this being in addition to any other remedy to which such other parties are entitled under this Agreement, and (b) the right to obtain an injunction, specific performance, or other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law. Notwithstanding anything herein to the contrary, in no event shall this Section 8.10 be used, alone or together with any other provision of this Agreement, to require the Acquired Companies to remedy any breach of any representation or warranty of the Acquired Companies made herein.

8.11 Submission to Jurisdiction; Consent to Service of Process. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any action or proceeding arising out of or relating to this Agreement, including in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to herein, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware Chancery Court or Delaware Federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof. A party hereto may apply either to a court of competent jurisdiction or to an arbitrator, if one has been appointed, for prejudgment remedies and emergency relief pending final determination of a claim pursuant to this Section 8.11. The appointment of an arbitrator does not preclude a party hereto from seeking prejudgment remedies and emergency relief from a court of competent jurisdiction.

8.12 Governing Law. This Agreement, all acts and transactions pursuant hereto and all obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law that would refer a matter to a different jurisdiction.

8.13 Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

8.14 No Other Representations or Warranties. Acquirer, Acquirer Sub and Merger Sub (collectively, the “Acquirer Parties”) acknowledge that they have relied solely and exclusively on the representations and warranties of the Company expressly and specifically set forth in Article II, as qualified by the Company Disclosure Letter attached hereto. Such representations and warranties by the Company or any other Person constitute the sole and exclusive representations and warranties of the

Company in connection with the transactions contemplated hereby, and the Acquirer Parties understand, acknowledge and agree (on behalf of themselves and their respective Affiliates and Representatives) that all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company, or the quality, quantity or condition of the of the Company’s assets) are specifically disclaimed by the Company. The Acquirer Parties acknowledge that, except as expressly provided in this Agreement, neither the Company nor any of its Representatives or Affiliates is making any representation or warranty with respect to any estimates, projections, budgets, pipeline reports, forecasts and plans. This Section 8.14 shall have no effect on claims for Fraud or otherwise limit claims for Fraud.

[SIGNATURE PAGE NEXT]

IN WITNESS WHEREOF, Acquirer, Acquirer Sub, Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

APPLOVIN CORPORATION

By:	/s/ Adam Foroughi
Name: Adam Foroughi
Title: Chief Executive Officer

MOROCCO, INC.

By:	/s/ Adam Foroughi
Name:	Adam Foroughi
Title:	Chief Executive Officer

MOROCCO ACQUISITION SUB, INC.

By:	/s/ Adam Foroughi
Name:	Adam Foroughi
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Acquirer, Acquirer Sub, Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

MACHINE ZONE, INC.

By:	/s/ Kristen Garcia Dumont
Name: Kristen Garcia Dumont
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

DEFINITIONS

As used herein, the following terms shall have the meanings indicated below:

“Acquired Companies” means the Company and each of its Subsidiaries collectively, and “Acquired Company” means any of the Acquired Companies.

“Acquirer Class F Common Stock” means the Class F Common Stock, par value $0.0001 per share, of Acquirer.

“Acquirer Common Stock” means the Class A Common Stock, par value $0.0001 per share, of Acquirer.

“Acquirer Options” means options to purchase shares of Acquirer Common Stock.

“Acquirer Preferred Stock” means the Series A Preferred Stock, par value $0.0001 per share, of Acquirer.

“Acquirer Warrant” means a warrant to purchase shares of Acquirer Common Stock pursuant to the terms and subject to the conditions of the form of warrant attached hereto as Exhibit B.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, including any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person, in each case as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by Contract or otherwise.

“Alternate Transaction” means, with respect to any Acquired Company, and whether such transaction is potential or actual, (a) any acquisition of an Acquired Company or all or any material portion of an Acquired Company’s assets or equity interest in an Acquired Company, whether by way of a merger, consolidation, asset sale, stock purchase, tender offer, reorganization, or other business combination or otherwise, (b) any material, non-ordinary course exclusive license or joint venture transaction involving any Acquired Company, (c) any debt or equity financing or recapitalization of any Acquired Company, or any amendment, modification or restructuring of any Company Debt, (d) any bankruptcy or other reorganization, or any plan or petition with respect thereto, and (e) any other transaction involving any Acquired Company outside of the ordinary course of business consistent with past practice the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Merger or the other Transactions, in each case other than the Transactions.

“Anti-Corruption Law” means any Applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including the Foreign Corrupt Practices Act of 1977, as amended, and any other Applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Person, including any Government Official.

“Applicable Law” means, with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, rule, directive, license, permit, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to such Person or such Person’s Affiliates or to any of their respective assets, properties or businesses.

“Business” means the business of the Acquired Companies as currently conducted.

“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in San Francisco, California.

“California Law” means the General Corporation Law of the State of California.

“Carveout Plan” means the Machine Zone, Inc. Key Employee Carve-Out Plan, as amended and restated effective July 9, 2019.

“Code” means the Internal Revenue Code of 1986, as amended.

“Comerica Facility” means that Third Amended and Restated Loan and Security Agreement, dated as of February 1, 2018, by and among Comerica Bank and the Company, and subsidiary of the Company listed as a “Borrower” thereto, as amended by the First Amendment dated August 23, 2018, by the Second Amendment dated March 11, 2019 and by the Third Amendment dated July 12, 2019.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, par value of $0.00001 per share, of the Company.

“Company Convertible Notes” means the Company’s outstanding promissory convertible notes issued pursuant to that Convertible Promissory Note Purchase Agreement, dated July 12, 2019, between the Company and the purchasers thereunder.

“Company Credit Facilities” means the Comerica Facility and the MGG Facility.

“Company Debt” means, without duplication, (i) the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness for the payment of which any Acquired Company is responsible or liable, (ii) all obligations of any Acquired Company issued or assumed as the deferred purchase price of property (but excluding trade accounts payable arising in the ordinary course of business consistent with past practices), (iii) all obligations of any Acquired Company under leases required to be capitalized in accordance with GAAP, (iv) all obligations of any Acquired Company for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction in each case to the extent drawn, (v) all obligations of any Acquired Company under interest rate or currency swap transactions (valued at the termination value thereof) and (vi) all obligations of the type referred to in clauses (i) through (v) of such Acquired Company for the payment of which such person is responsible or liable as obligor, guarantor, surety or otherwise. For the avoidance of doubt, “Company Debt” shall not include any items that would otherwise constitute “Company Debt” that is (i) an operating lease obligation, (ii) Transaction Expenses, or (iii) Game Licensing Agreement, dated October 19, 2016, by and between the Company and Square Enix Co., Ltd., as amended on August 24, 2018.

“Company Noteholders” means (i) with respect to any time before the Effective Time, collectively, the holders of record of Company Convertible Notes outstanding as of such time and (ii) with respect to any time at or after the Effective Time, collectively, the holders of record of Company Convertible Notes outstanding as of immediately prior to the Effective Time, in each case after giving effect to any conversion of Company Convertible Notes to shares of Company Common Stock pursuant to a conversion election that is intended to occur contemporaneously with the Closing.

“Company Option Plan” means the Company’s 2009 Stock Incentive Plan, as amended.

“Company Optionholders” means the holders of record of Company Options outstanding immediately prior to the Effective Time.

“Company Options” means options to purchase shares of Company Common Stock.

“Company Preferred Stock” means, collectively, the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock, and the Company Series D Preferred Stock.

“Company RSU Holders” means the holders of record of Company RSUs outstanding immediately prior to the Effective Time.

“Company RSUs” means restricted stock units for shares of Company Common Stock.

“Company Securityholders” means, collectively, the Company Stockholders, the Company Optionholders, the Company RSU Holders, the Company Warrantholders and the Company Noteholders.

“Company Series A Preferred Stock” means the series A preferred stock, par value of $0.00001 per share, of the Company.

“Company Series B Preferred Stock” means the series B preferred stock, par value of $0.00001 per share, of the Company.

“Company Series C Preferred Stock” means the series C preferred stock, par value of $0.00001 per share, of the Company.

“Company Series D Preferred Stock” means the series D preferred stock, par value of $0.00001 per share, of the Company.

“Company Stockholders” means (i) with respect to any time before the Effective Time, collectively, the holders of record of shares of Company Capital Stock outstanding as of such time and (ii) with respect to any time at or after the Effective Time, collectively, the holders of record of shares of Company Capital Stock outstanding as of immediately prior to the Effective Time.

“Company Transaction Documents” means this Agreement and each other Transaction Document to which the Company is or will be a party.

“Company Warrantholders” means (i) with respect to any time before the Effective Time, collectively, the holders of record of Company Warrants outstanding as of such time and (ii) with respect to any time at or after the Effective Time, collectively, the holders of record of Company Warrants outstanding as of immediately prior to the Effective Time.

“Company Warrants” means warrants to purchase shares of Company Capital Stock.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders, but excluding click-through or other unmodified online terms of use) as of the Agreement Date or as may hereafter be in effect, including all amendments, supplements, exhibits and schedules thereto.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal shall have been perfected, and not waived, withdrawn or lost, in accordance with Delaware Law in connection with the Merger.

“Encumbrance” means, with respect to any asset, any mortgage, easement, encroachment, equitable interest, right of way, deed of trust, lien (statutory or other), bankruptcy filing or petition, automatic stay, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, community property interest, adverse claim of title, ownership or right to use, right of first refusal, or other similar restriction of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental, Health and Safety Requirements ” means all Applicable Law concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.

“Equity Interests” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested, including, for the avoidance of doubt, in the case of the Company, the Company Capital Stock, the Company Options, the Company RSUs, the Company Warrants, the Company Convertible Notes and Promised Company Options.

“Financing Agreements” means, collectively, the following agreements: Amended and Restated Right of First Refusal and Co-Sale Agreement of the Company, dated February 23, 2016; Amended and Restated Voting Agreement of the Company, dated July 12, 2019; Amended and Restated Investors’ Rights Agreement of the Company, dated February 23, 2016; Series D Preferred Stock Purchase Agreement, dated February 23, 2016; Series C Preferred Stock Purchase Agreement, dated July 11, 2014; Series B Preferred Stock Purchase Agreement, dated January 20, 2012; and Series A Preferred Stock Purchase Agreement, dated August 24, 2011.

“Fraud” means fraud under the laws of the State of Delaware with an element of scienter.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, as consistently applied by the Company.

“Government Official” means (i) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party, political party official or candidate for political office, or (iii) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Entity.

“Government Shutdown” means any shutdown or material limiting of certain United States or foreign federal, state or local government services.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other Government Official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, Tax Authority or other functions of, or pertaining to, government authority (including any governmental or political division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“IRS” means the United States Internal Revenue Service.

“knowledge” means with respect to the Acquired Companies, the actual knowledge of Kristen Dumont, Tory Valenzuela, Tracy Lane, or Deepak Gupta, in each case after reasonable investigation or inquiry by such Person of such other individuals of the Acquired Companies who are his or her direct reports.

“Legal Proceeding” means any private or governmental action, inquiry, claim, counterclaim, proceeding, suit, hearing, litigation, audit or investigation by or before any Governmental Entity, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Liabilities” (and, with correlative meaning, “Liability”) means all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under Applicable Law or any Legal Proceeding or Order of a Governmental Entity and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

“made available” shall mean that the Company has posted such materials to the virtual data room entitled “Project Morocco” managed by the Company and hosted by box.com and made available to Acquirer and its representatives during the negotiation of this Agreement, but only if so posted and made available no later than 24 hours prior to the execution of this Agreement.

“Material Adverse Effect” with respect to any Person means any change, event, violation or effect (each, an “Effect”) that, individually or taken together with all other Effects, is, or would reasonably be expected to be or become, materially adverse to the financial condition, assets (including intangible assets), business, or results of operations of such Person and its subsidiaries, taken as a whole, except to the extent that any such Effect arises out of, in connection with, or results from: (A) changes in general economic conditions, (B) changes affecting the industry generally in which such Person operates, (C) changes in GAAP or Applicable Law after the Agreement Date, (D) the commencement, continuation or escalation of a war, armed hostilities or other international or national calamity or acts of terrorism, (E) adverse changes in general financial or capital market conditions, including interest rates or currency exchange rates, (F) any earthquake, hurricane or other natural disaster, weather-related event, act of God or global health conditions, or in connection with the COVID 19 pandemic or other global pandemics or infectious disease, any Government Shutdown, any declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any Governmental Entity, (G) the announcement or pendency of this Agreement or the Transactions, including the loss of gaming customers, reductions in player spend, and/or the departure of employees, and (H) any failure of the Acquired Companies or the Business to meet financial projections or any estimates of revenues or earnings; provided, that (1) the exception set forth in clause (H) shall not prevent or otherwise affect any determination that the underlying reasons for any such failure constitute or contributed to the occurrence of a Material Adverse Effect, and (2) the Effects set forth in clauses (A), (B), (D), (E) and (F), and clause (C) with respect to changes in GAAP, do not affect such Person disproportionately as compared to such Person’s competitors generally.

“Merger Consideration” means warrants for the right to purchase in the aggregate 1,000,000 shares of Acquirer Common Stock for $80.00 per share, pursuant to the terms and subject to the conditions of Acquirer Warrants.

“MGG Facility” means that Financing Agreement, dated as of February 1, 2018, by and among the Company, each subsidiary of the Company listed as a “Guarantor” thereunder, the lenders party thereto, MGG, as collateral agent for the lenders, and MGG, as administrative agent for the lenders, as amended by the First Amendment dated August 23, 2018, by the Second Amendment dated March 12, 2019, by the Third Amendment dated June 30, 2019 by the Fourth Amendment dated July 2, 2019 and by the Fifth Amendment dated July 12, 2019.

“Misconduct Claim” includes, without limitation: (i) sexual harassment, whether or not meeting the legal definition of actionable harassment, that would reasonably be expected to be materially injurious to the business or reputation of the an Acquired Company; (ii) if made to a subordinate service provider of an Acquired Company: (A) sexual advances, (B) lewd or sexually explicit comments, or (C) the sending of sexually explicit images or messages (excluding sexually explicit images or messages that are part of programing of legitimate works for an Acquired Company); (iii) if made to a person who has not invited such conduct and, at the time, would reasonably regard the maker of the advances or comments as having the power to influence or impair the recipient’s career advancement or the success of the recipient’s business projects: (A) sexual advances or (B) sexually explicit comments; or (iv) retaliatory act for refusing or opposing any of the above.

“Order” means any judgment, writ, decree, stipulation, determination, decision, award, rule, preliminary or permanent injunction, temporary restraining order or other order.

“Participating Stock Number” means the aggregate number of outstanding shares of Participating Stock immediately prior to the Effective Time.

“Per Share Number” means a number equal to the quotient obtained by dividing (i) 1,000,000 by (ii) the Participating Stock Number.

“Permitted Encumbrances” means: (i) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (v) liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payments of customs duties in connection with the importation of goods and (vi) non-exclusive licenses granted in the ordinary course of business consistent with past practice.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or Governmental Entity.

“Promised Company Optionholder” means the holders of Promised Company Options outstanding as of immediately prior to the Effective Time.

“Promised Company Options” means a Company Option or other Equity Interest that has been promised by an Acquired Company to an individual under his or her offer letter or other similar employment documentation but, as of immediately prior to the Effective Time, has not yet been granted.

“Public Health Recommendation” means applicable mandatory public health mandates announced by applicable Governmental Entities to address COVID-19.

“Representatives” means, with respect to a Person, such Person’s officers, directors, controlled Affiliates, or employees, or any investment banker, attorney, accountant, auditor or other similar advisor or similar representative retained by any of them.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any corporation, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any

Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes.

“Transaction Document” means, collectively, this Agreement and each other agreement or document referred to in this Agreement or to be executed in connection with any of the Transactions.

“Transaction Expenses” means all third-party fees, costs, expenses, payments and expenditures incurred by or on behalf of the Company in connection with the Merger, this Agreement and the other Transactions and Transaction Documents (including the Comerica Facility and the Real Estate Amendment), whether or not paid, incurred, billed or accrued, or in connection with, or relating to, any Alternate Transaction (or the evaluation thereof or planning therefor), including: (i) any fees, costs expenses, payments and expenditures of legal counsel, (ii) the maximum amount (notwithstanding any contingencies) of fees, costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers or similar Persons, (iii) any such fees, costs, expenses, payments and expenditures of legal counsel, brokers, finders, financial advisors, investment bankers or similar Persons incurred by Company Securityholders, any party to any Company Credit Facility or holder of, or agent for, any Company Debt or Company Convertible Notes, any party to the Real Estate Leases, or any other Person, in each case to the extent reimbursable or required to be paid by the Company and (iv) the cost of the Tail Insurance Coverage.

“Unvested Company Shares” means shares of Company Common Stock that are not vested under the terms of any Contract with the Company or subject to forfeiture or a right of repurchase by the Company (including any stock option agreement, stock option exercise agreement or restricted stock purchase agreement).

EXHIBIT B

Form of Acquirer Warrant

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IN ACCORDANCE WITH APPLICABLE REGISTRATION REQUIREMENTS OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THIS WARRANT MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, TRANSFER, PLEDGE OR HYPOTHECATION OF ANY INTEREST IN ANY OF THE SECURITIES REPRESENTED HEREBY.

WARRANT TO PURCHASE SHARES OF CLASS A COMMON STOCK

of

Applovin Corporation

Dated as of May [__], 2020

Void after the date specified in Section 5

No. ____	Warrant to Purchase
Class A Common Stock

THIS CERTIFIES THAT, Applovin Corporation, a Delaware corporation (the “Company”), issues to Morocco, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Acquirer Sub”), this Warrant and for value received, Acquirer Sub hereby transfers, and the Company hereby consents to such transfer of, all right, title to and interest in this Warrant to [____], or its registered assigns (the “Holder”), who pursuant to this Warrant is entitled, subject to the provisions and upon the terms and conditions set forth herein, to purchase from the Company, shares of the Company’s Class A Common Stock, $0.0001 par value per share (collectively the “Shares”), in the amounts, at such times and at the price set forth in Section 1. The term “Warrant” as used herein shall include this Warrant and any warrants delivered in substitution or exchange therefor as provided herein. This Warrant is issued in connection with an Agreement and Plan of Merger, dated as of [____], by and among the Company, Acquirer Sub, Machine Zone, Inc., a Delaware corporation, and certain other parties thereto (the “Merger Agreement”). Any reference in this Warrant to the Merger Agreement shall be a reference to the Merger Agreement as in effect on the date hereof, such that if the parties thereto amend, waive or modify the Merger Agreement in any manner that adversely affects the Holder, then the Holder shall not be bound by such amendment, waiver or modification, and the Merger Agreement shall for the purposes of this Warrant be construed without reference to such amendment, waiver or modification, unless Holder consents in writing to such amendment, waiver or modification.

The following is a statement of the rights of the Holder and the conditions to which this Warrant is subject, and to which Holder, by acceptance of this Warrant, agrees:

1.	Number and Price of Shares; Exercise Period.

(a) Number of Shares. The Holder shall have the right to purchase an aggregate of [____] Shares. The number of Shares purchasable upon exercise of this Warrant is subject to adjustment as provided herein.

(b) Exercise Price. The exercise price for each Share issuable under this Warrant shall be [$0.01]/[$80.00] per share (the “Exercise Price”). The Exercise Price is subject to adjustment as provided herein.

(c) Exercise Period. This Warrant shall be exercisable, in whole (but not in part), on the earlier of the closing date of (i) a voluntary or involuntary liquidation, dissolution or winding up of the Company (a “Liquidation”), (ii) a transaction or a series of transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) acquires, directly or indirectly, from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”), (iii) a Deemed Liquidation Event (as defined in the Company’s Restated Certificate of Incorporation as in effect as of the date hereof (the “Restated Certificate”)) and (iv) an IPO (as defined in the Restated Certificate) ((i) through (iv) each an “Exercise Event”); provided that if no Exercise Event shall have occurred prior to the Termination Date (as defined below), this Warrant may be exercised at the election of the Holder, in whole (but not in part), on the Termination Date. The Company shall send to the Holder at least seven (7) business days prior written notice of the expected closing date of an Exercise Event.

2.	Exercise of the Warrant.

(a) Method of Exercise. The purchase rights represented by this Warrant may be exercised at the election of the Holder, in whole (but not in part), in accordance with Section 1, by:

(i) the tender to the Company at its principal office (or such other office or agency as the Company may designate) of a written notice of exercise in the form attached hereto as Exhibit A, duly completed and executed by or on behalf of the Holder, together with the surrender of this Warrant; and

(ii) the payment to the Company of the then-effective Exercise Price by (x) wire transfer of same-day funds to an account designated by the Company, or (y) in lieu of making such cash payment, an election, as noted on the written notice of exercise, to net exercise this Warrant pursuant to Section 2(b) (such election being the “Net Exercise Election”).

(b)	Net Exercise.

(i) Subject to the Holder satisfying all other exercise obligations hereunder, upon making the Net Exercise Election, the Company shall issue to the Holder such number of fully paid and non-assessable Shares as is computed using the following formula:

X = Y (A-B)

A

where:	X = the number of Shares to be issued to the Holder

Y = the number of Shares exercisable under this Warrant

A = the fair market value of one Share, as determined pursuant to Section 2(b)(ii), as at the time the Net Exercise Election is made

B = the Exercise Price in effect under this Warrant at the time the Net Exercise Election is made

(ii) For purposes of this Section 2(b), fair market value of one Share as of a particular date shall mean:

(1) in the case of a Liquidation, the amount of Liquidation proceeds to be received by the holders of Shares with respect to such Shares in such Liquidation;

(2) in the case of a Stock Sale or a Deemed Liquidation Event, the per Share consideration to be received by the holders of Shares with respect to such Shares pursuant to the definitive documentation effecting such Deemed Liquidation Event; or

(3) in the case of an IPO, the initial “price to public” of one Share specified in the final prospectus with respect to such IPO; or

(4) in the case no Exercise Event shall have taken place prior to the Termination Date and this Warrant is exercised on the Termination Date in accordance with Section 1(c), the fair market value of one Share as determined in good faith by the Company’s board of directors on the basis of an arm’s length sale between a willing seller and a willing buyer of the entire capital stock of the Company without applying any discounts in respect of transfer restrictions applying to the Shares or minority interests in the Company; provided, that the Company and the Holder acknowledge and agree that such fair market value and fair market value determination methodology are separate and distinct from, and not determinative of, the fair market value of one Share determined in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “409A Price”), or the determination methodology used to determine the 409A Price.

(c) Issue Date and Stock Certificates. If this Warrant is exercised in accordance with its terms:

(i) the rights under this Warrant shall be deemed to have been exercised and the Shares issuable upon such exercise shall be deemed to have been issued immediately prior to (i) the closing of the applicable Exercise Event or (ii) the Termination Date in the case no Exercise Event shall have taken place prior to the Termination Date and this Warrant is exercised on the Termination Date in accordance with Section 1(c), as applicable (such date being, the “Issue Date”);

(ii) the person entitled to receive the Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such Shares as of the close of business on the Issue Date; and

(iii) as promptly as reasonably practicable on or after the Issue Date, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates (or a notice of issuance of uncertificated shares, if applicable) for that number of Shares issuable upon such exercise.

(d) Reservation of Stock. The Company will at all times reserve and keep available from its authorized but unissued Shares, for the purpose of effecting the exercise of this Warrant, such number of Shares free from pre-emptive rights as shall from time to time be sufficient to effect the exercise of the rights under this Warrant; and if at any time the number of authorized but unissued Shares shall not be sufficient for purposes of the exercise of this Warrant in accordance with its terms, without limitation of such other remedies as may be available to the Holder, the Company shall take such corporate action as may be necessary to increase its authorized but unissued Shares to a number of Shares as shall be sufficient for such purposes. The Company covenants that all Shares that may be issued upon the exercise of this Warrant will, when issued in accordance with the terms hereof, be duly and validly authorized and issued, fully paid, ranking pari passu with and fully fungible with other securities of the same class then outstanding and nonassessable, and free from preemptive rights and free from all taxes, liens, charges and security interests created by the Company in respect of the issue thereof (other than liens or charges created by or on behalf of the Holder).

(e) Voting of Shares.

(i) Voting Arrangement. The Holder hereby agrees that the then serving Chief Executive Officer of the Company (the “CEO”) shall have an undivided non-transferrable right to vote all of the Holder’s Shares issued upon exercise of this Warrant (collectively, the “Company Securities”) (A) to the extent the CEO holds shares of capital stock in the Company, consistent with how the CEO votes his or her shares of capital stock in the Company and (B) otherwise, in the CEO’s sole discretion acting in good faith, on all matters submitted to a vote of the stockholders of the Company at a meeting of stockholders or through the solicitation of a written consent of stockholders (whether of any individual class of stock or of multiple classes of stock voting together) for so long as the Holder is the record or beneficial owner of the Shares (the “Proxy Term”) which right shall continue until this subsection terminates pursuant to Section 2(e)(vii); provided that the CEO’s right to vote the Company Securities is not in any way used or exercised to take any action to treat the economic rights of the Company Securities differently from those of the other outstanding shares of Common Stock (as defined in the Restated Certificate). The Holder agrees that unless the CEO provides explicit written instruction to vote the Company Securities under this Section 2(e) or the CEO provides explicit written notice that the Holder shall be permitted by the CEO to vote in a manner other than as the CEO instructs, then the Holder shall abstain from voting any of the Company Securities (in person, by proxy or by action by written consent, as applicable) on all matters submitted to a vote of stockholders of the Company. For the avoidance of doubt, any power or authority not expressly granted to the CEO pursuant to this Section shall be retained by the Holder.

(ii) Irrevocable Proxy. To secure the Holder’s obligations to vote the Company Securities in accordance with Section 2(e)(i), and as instructed by the CEO in accordance with Section 2(e)(i), the Holder hereby appoints the CEO with the power to act alone and with full power of substitution and re-substitution, during and for the Proxy Term, as the Holder’s true and lawful attorney in fact and irrevocable proxy, for and in the Holder’s name, place and stead, to vote the Company Securities as the Investor’s proxy, on all matters set forth in and in accordance with Section 2(e)(i), and to execute all appropriate documents and instruments required in connection with the exercise of such proxy on behalf of the Holder; provided that the CEO’s proxy is not in any way used or exercised to take any action to treat the economic rights of the Company Securities differently from those of the other outstanding shares of Common Stock. The proxy and power granted by the Holder pursuant to this Section are coupled with an interest and are given to secure the performance of the Holder’s obligations to vote the Company Securities in accordance with Section 2(e)(i), shall survive any merger, consolidation, conversion, spin-off, reincorporation or other reorganization of the Holder, and shall continue until this subsection terminates pursuant to Section 2(e)(vii).

(iii) No Other Agreements. The Holder has not granted any proxy (other than the proxy contemplated by this Warrant), or entered into any agreement or understanding to vote or give instructions, with respect to the Company Securities. The Holder hereby revokes any and all prior proxies or other agreements or understandings to vote or give instructions given or entered into by the Holder with respect to the Company Securities and shall not grant any subsequent proxies or enter into other agreements or understandings to vote or give instructions, with respect to the Company Securities unless and until this subsection terminates pursuant to Section 2(e)(vii).

(iv) Certain Actions. The holder agrees that the Holder will not, in the Holder’s capacity as a stockholder of the Company, bring, commence, institute, maintain, prosecute or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, that (A) challenges the validity or seeks to enjoin the operation of any provision of this Section 2(e) or (B) alleges that the execution and delivery or the performance of this Warrant with respect to this Section 2(e) by the Holder breaches any fiduciary duty of either (1) the Holder or (2) the Company’s board of directors or any member thereof or any officer of the Company, in each case, except in the case of fraud, bad faith, gross negligence or willful misconduct.

(v) CEO’s Liability. In voting the Company Securities in accordance with this Section, the CEO shall not be liable for any error of judgment nor for any act done or omitted, nor for any mistake of fact or law nor for anything that the CEO may do or refrain from doing, as long as the CEO is acting in good faith in each case and in accordance with the terms and conditions of this Section 2(e), nor shall the CEO have any accountability under this Section 2(e), except for his own fraud, bad faith, gross negligence or willful misconduct.

(vi) Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Section by any party, that this Section shall be specifically enforceable and that any breach or threatened breach of this Section shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

(vii) Termination of Voting Arrangement. This Section 2(e) shall automatically and immediately terminate upon the earlier of (A) the consummation of an Exercise Event (whether occurring on, prior to or after the Termination Date), and (B) in the sole discretion of the CEO, upon express written consent of the CEO (which the CEO shall be under no obligation to provide), but shall survive any other termination, exercise or expiration of this Warrant.

(f) Waiver of Statutory Information Rights. The Holder acknowledges that the Company has a legitimate interest in the significant benefits associated with the Company’s protection and limited distribution of the Company’s books, records, stockholder lists and other information the Company considers confidential while the Company remains a “private” company. The Holder acknowledges and understands that, but for the waiver made herein, upon exercise of this Warrant, (i) the Holder would be entitled, upon written demand under oath stating the purpose thereof, to inspect for any proper purpose, and to make copies and extracts from, the Company’s stock ledger, a list of its stockholders, and its other books and records, and the books and records of subsidiaries of the Company, if any, under the circumstances and in the manner provided in Section 220 of the Delaware General Corporation Law (“Section 220”) and (ii) the Holder would be entitled, upon written demand, to inspect for a purpose reasonable related to the Holder’s interests as a stockholder, and to make copies and extractions of the accounting books and records and minutes of proceedings of the Company’s board of directors and stockholders and, under certain circumstances, the list of stockholders and addresses, in all cases, under the circumstances and in the manner provided in Chapter 16 of the Corporations Code of California (“Chapter 16”) (such rights collectively, the “Inspection Rights”). In light of the foregoing, until the IPO (regardless of earlier termination, expiration or exercise of this Warrant), the Holder hereby unconditionally and irrevocably, to the fullest extent permitted by law, on behalf of the Holder and all beneficial owners of the shares of Company Securities owned by the Holder (a “Beneficial Owner”), waives the Inspection Rights, whether such Inspection Rights would be exercised or pursued directly or indirectly pursuant to Section 220 or Chapter 16 (the “Waiver”), and on behalf of the Holder and any Beneficial Owner, to the fullest extent permitted by law, covenants and agrees never to directly or indirectly commence, voluntarily aid in any way, prosecute, assign, transfer, or cause to be commenced any claim, action, cause of action, or other proceeding to pursue or exercise the Inspection Rights. The foregoing Waiver applies to the Inspection Rights of the Holder in such Holder’s capacity as a stockholder and does not apply to any other rights of the Holder, including the rights of the Holder explicitly set forth herein or expressly set forth in any other contract between the Holder and the Company.

3. Replacement of the Warrant. Subject to the receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at the expense of the Holder shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

4. Transfer of the Warrant.

(a) Warrant Register. The Company shall maintain a register (the “Warrant Register”) containing the name and address of the Holder or Holders. Until this Warrant is transferred on the Warrant Register in accordance herewith, the Company may treat the Holder as shown on the Warrant Register as the absolute owner of this Warrant for all purposes, notwithstanding any notice to the contrary. Any Holder of this Warrant (or of any portion of this Warrant) may change its address as shown on the Warrant Register by written notice to the Company requesting a change.

(b) Warrant Agent. The Company may appoint an agent for the purpose of maintaining the Warrant Register referred to in Section 4(a), issuing the Shares or other securities then issuable upon the exercise of the rights under this Warrant, exchanging this Warrant, replacing this Warrant or conducting related activities.

(c) Transferability of the Warrant. Subject to compliance with the Act and any contractual limitations on assignments and transfers between the Company and the Holder contained herein, this Warrant may be transferred or assigned in whole or in part by the Holder (i) to any person with the Company’s prior written consent, or (ii) to [one or more Affiliates (as defined in the Merger Agreement) of Holder so long as (i) a trust of which Mr. Björgólfur Thor Björgólfsson and his children are the sole beneficiaries control such Affiliates or the shares that allow casting of at least 80% of the votes at the shareholders general meeting of such Affiliate; and (ii) such Affiliate is advised or managed by Novator Partners LLP]1; provided, that such transferee furnishes the Company with a written agreement to be bound by the terms of this Warrant.

(d) Exchange of the Warrant upon a Transfer. On surrender of this Warrant for exchange, subject to the provisions of this Warrant with respect to compliance with the Act and limitations on assignments and transfers, the Company shall issue to or on the order of the Holder a new warrant or warrants of like tenor, in the name of the Holder or as the Holder (on payment by the Holder of any applicable transfer taxes) may direct, for the number of Shares issuable upon exercise hereof, and the Company shall promptly register any such transfer upon the Warrant Register. This Warrant (and the securities issuable upon exercise of the rights under this Warrant) must be surrendered to the Company or its warrant or transfer agent, as applicable, as a condition precedent to the sale, pledge, hypothecation or other transfer of any interest in any of the securities represented hereby. Subject to the foregoing, the rights and obligations of the Company and the Holder under this Warrant shall be binding upon and benefit their respective permitted successors, assigns,

[1]

Note to draft: Following wording to be used in connection with JPM noteholders: “one or more Affiliates (as defined in the Merger Agreement) of such Holder (including any professional investment fund or other investment entity under (i) management by or controlled by J.P. Morgan Investment Management Inc. or JPMorgan Chase Bank, N.A. or (ii) under common investment management or control with such Holder)” heirs, administrators and transferees.

5. Expiration of the Warrant. This Warrant shall expire and shall no longer be exercisable as of 5:00 p.m., Pacific time, on May [__], 2030 (the “Termination Date”). If not exercised on or prior to the Termination Date, this Warrant shall be void thereafter.

6. Other Rights of Holder.

(a) Dividend Rights. [At all times from the date hereof until this Warrant has been exercised and the corresponding Shares have been issued, the Holder shall be entitled to receive, on a pro-rata basis, from the Company an amount equal to the benefit of any dividend or other distribution declared and paid by the Company prior to the exercise of this Warrant that would have been paid, made or granted in respect of the Shares then subject to this Warrant, in each case as if all such Shares had been issued and fully paid as at the applicable time or record dated in respect of such dividend or distribution.]2

(b) Information Rights. For so long as the Holder has the right (whether exercisable or not) under this Warrant to purchase any Shares or holds any Shares following the exercise of this Warrant, the Company shall deliver the following to the Holder, provided that the board of directors of the Company has not reasonably determined that the Holder is a competitor of the Company (it being understood that neither the Holder nor any of its affiliated investment funds or advisers of such affiliated investment funds shall be deemed to be a competitor of the Company):

(i) As soon as practicable, but in any event within one-hundred and eighty (180) calendar days after the end of each fiscal year of the Company, the Company shall deliver, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all of which shall be audited and certified by independent public accountants of nationally recognized standing by the Company unless the requirement pursuant to that certain Investors’ Rights Agreement dated August 15, 2018 by and among the Company, the investors listed on Schedule A thereto and the stockholders listed on Schedule B thereto, as may be amended from time to time (the “Investors’ Rights Agreement”) that the Company’s annual financial statements for such year be audited is waived pursuant to the terms of the Investors’ Rights Agreement.

(ii) As soon as practicable, but in any event within forty five (45) calendar days after the end of each of the first three (3) quarters of each fiscal year of the Company, the Company shall deliver unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with means generally accepted accounting principles in the United States (“GAAP”) (except that such financial statements may be (i) subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP).

(iii) The Holder agrees that in respect of the information provided to it by the Company pursuant to this Section [6(b)] it shall comply with the confidentiality obligations of an “Investor” under Section 2.4 of the Investors’ Rights Agreement, as if it was a party thereto.

[2]	Note to draft: To be included in Warrants with $0.01 Exercise Price.

(iv) The covenants set forth in Sections [6(b)(i)] and 6[(b)(ii)] above shall terminate and be of no further force or effect upon the termination of Section 2.1 of the Investors’ Rights Agreement in accordance with Section 6.1 of the Investors’ Rights Agreement.

(c) Piggyback Registration Rights. Notwithstanding anything stated to the contrary in the Investors’ Rights Agreement or elsewhere, the Company acknowledges and agrees that the Shares issued upon exercise of this Warrant shall be deemed “Registrable Securities” for purposes of the piggyback registration rights granted in Sections 3.1 and 3.2 of the Investors’ Rights Agreement (the “Piggyback Registration Rights”) and that the Holder shall be deemed to have the rights of a Holder (as defined in the Investors’ Rights Agreement) described in the Investors’ Rights Agreement for the purposes of the Piggyback Registration Rights; provided, however, that, for the avoidance of doubt, the Piggyback Registration Rights will (i) not provide the Holder with the ability to initiate a registration request under Section 3.1 of the Investors’ Rights Agreement, and (ii) in no event impair or prevent the Company from satisfying its cutback obligations to the Holders (as defined in the Investors’ Rights Agreement) pursuant to Section 3.3.2 of the Investors’ Rights Agreement. Except to the extent waived in accordance with Section 7.6 of the Investors’ Rights Agreement, the Company shall deliver all notices to be delivered to the Holders (as defined in the Investors’ Rights Agreement) pursuant to the applicable provisions of the Investors’ Rights Agreement as it relates to such Piggyback Registration Rights.

(d) 3[Pre-Emptive Rights.

(i) Notwithstanding anything stated to the contrary in the Investors’ Rights Agreement or elsewhere, for so long as the Holder has the right (whether exercisable or not) under this Warrant to purchase such number of Shares as is equal to eighty percent (80%) or more of the aggregate number of Shares originally subject to this Warrant or holds such number of Shares as is equal to eighty percent (80%) or more of the aggregate number of Shares originally subject to this Warrant following the exercise of this Warrant, in each case as adjusted for any stock split, stock dividend, combination, recapitalization, reclassification or the like effected after the date hereof, the Company acknowledges and agrees that the Holder shall be entitled to a right of first refusal (the “ROFR”) on the same terms as granted in Section 4 of the Investors’ Rights Agreement to the Major Investors (as defined in the Investors’ Rights Agreement) in respect of New Securities (as defined in the Investors’ Rights Agreement) and the Holder shall be deemed to be a “Major Investor” for such purposes and with respect to any defined terms used in Section 4 of the Investors’ Rights Agreement to the extent such defined terms bear on the ROFR, as if the Holder was a party to the Investors’ Rights Agreement; provided, however, that to the extent the Holder holds warrants to purchase shares of the Company’s capital stock with a per share exercise price of $80.00 (as adjusted for any stock split, stock dividend, combination, recapitalization, reclassification or the like effected after the date hereof) that were originally granted in connection with the Merger Agreement or shares of the Company’s capital stock acquired pursuant to the exercise of such warrants (such warrants and shares, “$80 Warrant Shares”), the $80 Warrant Shares will not be included in the Holder’s Pro Rata Amount (as defined in the Investors’ Rights Agreement). To the extent the ROFR under Section 4 of the Investors’ Rights Agreement is waived in accordance with Section 7.6 of the Investors’ Rights Agreement, the ROFR granted under this Warrant shall also be considered to have been waived by the Holder to the same extent. Pursuant to Section 4 of the Investors’ Rights Agreement, the ROFR shall not be applicable to the Holder if at the time of the applicable securities issuance, the Holder is not an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated by the SEC under the Act.

[3]	Note to draft: Section 6(d) to only be included in $0.01 warrants.

(ii) Notwithstanding anything to the contrary, in lieu of complying with the provisions of Sections 4.1 and 4.2 of the Investors’ Rights Agreement with respect to the Holder, the Company may elect to give notice to the Holder within thirty (30) days after the issuance of New Securities (as defined in the Investors’ Rights Agreement). Such notice shall describe the type, price, and terms of the New Securities, and the identities of the Persons (as defined in the Investors’ Rights Agreement) to whom the New Securities (as defined in the Investors’ Rights Agreement) were sold. The Holder shall have twenty (20) days after the date the Company’s notice is given to elect, by giving notice to the Company, to purchase or otherwise acquire, on the same terms and conditions set forth in the Company’s notice pursuant to this Section 6[(d)(ii)], up to the number of New Securities that the Holder would otherwise have the right to purchase pursuant to Section 4.2 of the Investors’ Rights Agreement had the Company complied with the provisions of Sections 4.1 and 4.2 of the Investors’ Rights Agreement with respect to the Holder in connection with the issuance of such New Securities. The closing of such sale shall occur within thirty (30) days of the date notice is given to the Holder.

(iii) Subject to Section 6[(d)(ii)] and except to the extent waived in accordance with Section 7.6 of the Investors’ Rights Agreement, the Company shall deliver all notices to be delivered to the Holders (as defined in the Investors’ Rights Agreement) pursuant to the applicable provisions of the Investors’ Rights Agreement as it relates to the pre-emptive rights under Section 4 of the Investors’ Rights Agreement.]

(e) Protective Provisions. Notwithstanding anything stated to the contrary herein, for as long as the Holder has the right (whether exercisable or not) under this Warrant to purchase any Shares or holds any Shares following the exercise of this Warrant:

(i) the Company shall not, either directly or indirectly, by amendment, alteration, waiver or repeal, without (in addition to the votes required by law or the Restated Certificate) the written consent of the Holder, amend, alter, waive or repeal any provision of the Restated Certificate or the bylaws of the Company if such action would adversely alter or waive the rights, preferences, privileges or powers of, or restrictions provided herein for the benefit of the Shares exercisable hereunder differently from those of the Common Stock; and

(ii) in no event shall any direct or indirect amendment, alteration, waiver or repeal, by amendment, merger, consolidation or otherwise, of any provision of the Investors’ Rights Agreement adversely affect the rights of the Holder hereunder in a manner disproportionate to any adverse effect such action would have on the rights of the holders of Common Stock under the Investors’ Rights Agreement who are party to the Investors’ Rights Agreement, unless the Holder has consented in writing to such amendment, alteration, waiver or repeal.

(f) No Rights as Stockholder. Except as expressly set forth in this Warrant, the Holder shall not be entitled to any rights as a stockholder of the Company or to be deemed the holder of any securities that may at any time be issuable on the exercise of the rights hereunder for any purpose nor shall anything contained herein be construed to confer upon the Holder, as such, any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or any other rights of a stockholder of the Company until the rights under the Warrant shall have been exercised and the Shares purchasable upon exercise of the rights hereunder shall have become deliverable as provided herein.

7. Adjustment Provisions.

(a) Adjustment for Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the issuance but prior to the expiration of this Warrant subdivide its Common Stock, by split-up or otherwise, or combine its Common Stock, or issue additional shares of its Preferred Stock (as defined in the Restated Certificate) or Common Stock as a dividend with respect to any shares of its Common Stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend [(except to the extent the Holder received such stock dividend pursuant to Section 6(a))], or proportionally decreased in the case of a combination or reverse stock-split. Appropriate adjustments shall also be made to the Exercise Price payable per Share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or upon the making of such dividend [(except to the extent the Holder received such stock dividend pursuant to Section 6(a))].

(b) Adjustment for Reclassification, Reorganization, Consolidation, Merger. In case of any reclassification, recapitalization or reorganization of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 7(a)) or in case the Company shall consolidate with or merge into one or more other corporations or entities which results in a change in the Common Stock (each, a “Reorganization Event”), then, and in each such case, Holder, upon the exercise of this Warrant after such Reorganization Event, shall be entitled to receive, in lieu of the stock or other securities and property that Holder would have been entitled to receive upon such exercise prior to such Reorganization Event, the stock or other securities or property which Holder would have been entitled to receive upon such Reorganization Event if, immediately prior to such Reorganization Event, Holder had completed such exercise of this Warrant, all subject to further adjustment as provided in this Warrant. If after such Reorganization Event, this Warrant is exercisable for securities of a corporation or entity other than the Company, then such corporation or entity shall duly execute and deliver to Holder a supplement hereto acknowledging such corporation’s or other entity’s obligations under this Warrant; and in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after the consummation of such Reorganization Event, and the Exercise Price will be proportionally adjusted in connection therewith, provided that the aggregate Exercise Price shall remain the same.

(c) No Fractional Share. No fractional Share shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise of this Warrant, the Company shall eliminate such fractional Share interest by paying the Holder in cash the amount computed by multiplying the fractional interest by (i) the fair market value (as determined in accordance with Section 2(b)(ii) above) of a full Share, less (ii) the then-effective Exercise Price.

(d) Notice of any Adjustment. The Company shall promptly give written notice to the Holder of any adjustment that is required to be made under this Section 7 to the Exercise Price or the number of Shares or other securities or property that remain issuable upon exercise of this Warrant. The notice shall describe the adjustment (including the number of Shares or other securities or property thereafter issuable upon exercise of this Warrant) and show in reasonable detail the facts on which the adjustment is based.

8. “Market Stand-Off” Agreement. The Holder agrees that the Shares shall be subject to the Market Stand-Off provisions in Section 3.11 (the “Market Stand-Off Agreement”) of the Investors’ Rights Agreement, as if Holder was a party thereto; provided always that if the parties to the Investors’ Rights Agreement amend, waive or modify the Market Stand-Off Agreement in a manner which is more favorable to any holder of Common Stock who is a party to the Investors’ Rights Agreement, then the Holder shall be entitled to elect to adhere to such amended, waived or modified Market Stand-Off Agreement in lieu of the

Market Stand-Off Agreement in effect as of the date hereof; provided further that if the parties to the Investors’ Rights Agreement amend, waive or modify the Market Stand-Off Agreement in a manner adverse to the Holder, then the Holder shall not be bound by such amendment, waiver or modification unless Holder consents in writing to such amendment, waiver or modification or unless such amendment, waiver or modification also applies to all holders of Common Stock who are party to the Investors’ Rights Agreement.

9. Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder as follows:

(a) Organization, Good Standing and Qualification. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business. The Company is not in violation of any of the provisions of the Restated Certificate or its bylaws, or equivalent organizational or governing documents.

(b) Authorization. The Company has all requisite power or capacity and authority to enter into this Warrant and to consummate the transactions contemplated hereby, and the Company’s execution and delivery of this Warrant and the Company’s consummation of the transactions contemplated hereby have, to the extent applicable, been duly authorized by all necessary actions (corporate or otherwise) on the part of the Company. This Warrant has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent the enforceability hereof is limited by applicable bankruptcy, insolvency, moratorium and other laws affecting creditors’ rights generally and principles of equity (regardless of whether enforcement is sought in equity or at law). The Company has authorized sufficient Shares to allow for the exercise of this Warrant pursuant to its terms.

(c) Non-Contravention. The execution, delivery and performance by the Company of this Warrant does not, and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), any law or regulation applicable to the Company or any provision of the Restated Certificate, bylaws or other governing documents (including, without limitation, the Investors’ Rights Agreement), or any material agreement or instrument by which it is bound or to which its properties or assets are subject. The issuance of this Warrant and the Shares that may be issued upon the exercise of this Warrant will not be subject to preemptive rights of any stockholders of the Company. No consent is required under the Investors’ Rights Agreement from any party thereto in respect of the Company granting to the Holder, and the Company performing its obligations under, the Piggyback Registration Rights[ and the pre-emptive rights granted under Section 6(d)].

(d) Valid Issuance of Shares. The Shares that may be issued upon the exercise of this Warrant will, when issued in accordance with the terms hereof, be duly and validly authorized and issued, fully paid, ranking pari passu with and fully fungible with other securities of the same class then outstanding and nonassessable, and free from preemptive rights and free from all taxes, liens, charges and security interests created by the Company in respect of the issue thereof (other than liens or charges created by or on behalf of the Holder, income and franchise taxes incurred in connection with exercise of this Warrant and taxes in respect of any transfer occurring contemporaneously with such issue).

10. Representations and Warranties of Holder. Holder hereby represents and warrants to the Company as follows.

(a) Restricted Securities. Holder understands that this Warrant and the Shares subject to the Warrant (collectively, the “Securities”) have not been, and will not be, registered under the Act by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Holder’s representations as expressed herein. Holder understands that the Securities are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, Holder must hold the Securities indefinitely unless they are registered with the U.S. Securities and Exchange Commission (the “SEC”) and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Holder acknowledges that the Company has no obligation to register or qualify the Securities for resale. Holder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of Holder’s control, and which the Company is under no obligation and may not be able to satisfy.

(b) No Public Market. Holder understands that no public market now exists for the Securities, and that the Company has made no assurances that a public market will ever exist for the Securities.

(c) Disclosure of Information. Holder has received or has had full access to all the information Holder considers necessary or appropriate to make an informed investment decision with respect to the Securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder had access.

(d) Investment Experience. Holder understands that the purchase of the Securities involves substantial risk. Holder (i) has experience as a Holder in securities of companies in the development stage and acknowledges that Holder is able to fend for itself, can bear the economic risk of Holder’s investment in the Securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of this investment in the Securities and protecting Holder’s own interests in connection with this investment in the Securities or (ii) has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

(e) Accredited Investor Status. Holder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated by the SEC under the Act.

(f) No General Solicitation. At no time (a) has Holder or any of its officers, directors, employees or other agents, been presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale or purchase of the Securities, whether or not such advertising or solicitation was received directly from the Company or indirectly from a broker, finder or other person or entity, nor (b) has Holder or any of its officers, directors, employees or other agents attended any public meeting or seminar concerning an investment in the Securities.

(g) Foreign Holder. Holder hereby represents that it has satisfied itself as to the full observance of the applicable laws of its jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Warrant, including (a) the legal requirements within its jurisdiction for the purchase of the Securities, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Securities. Holder’s continued beneficial ownership of the Securities will not violate any applicable securities or other laws of Holder’s jurisdiction.

11. Legends. Holder understands and agrees that the certificates evidencing the Securities will bear legends substantially similar to those set forth below in addition to any other legend that may be required by applicable law, the Restated Certificate or the Company’s Bylaws, this Warrant or any other agreement between the Company and Holder:

(a) THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

(b) THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF SUCH SECURITIES, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

(c) Any legend required by the laws of the State of the Company’s formation, or any State securities laws.

12. Miscellaneous.

(a) Further assurances. Each party agrees that, from time to time after the date hereof, it shall (i) execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such further bills of sale, deeds, general conveyances, endorsements, assignments and other good and sufficient instruments of conveyance, transfer and assignment and such further consents, certifications, affidavits and assurances as the other party may reasonably request in order to vest in the other party or all right, title and interest in the properties, assets, rights and entitlements intended to be retained by, transferred to or vested in such other party under the terms of this Warrant, and each party hereby acknowledges and agrees that it shall do all such things described in this Section 12(a) reasonably required by the other party to vest in the other party all right, title and interest in all of the properties, assets, rights and entitlements that are to be acquired or retained by the other party in accordance with this Warrant.

(b) Amendments. Except as expressly provided herein, neither this Warrant nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Warrant and signed by the Company and the Holder.

(c) Waivers. No waiver of any single breach or default shall be deemed a waiver of any other breach or default theretofore or thereafter occurring.

(d) Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand, messenger or courier service addressed:

(i) if to the Holder, to the Holder at the Holder’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof, or until any such Holder so furnishes an address, facsimile number or electronic mail address to the Company, then to and at the address, facsimile number or electronic mail address of the last holder of this Warrant for which the Company has contact information in its records; or

(ii) if to the Company, to the attention of the President, Chief Executive Officer or Chief Financial Officer of the Company at the Company’s address as shown on the signature page hereto, or at such other current address as the Company shall have furnished to the Holder.

Each such notice or other communication shall for all purposes of this Warrant be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Warrant or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

(e) Entire Agreement. Except as expressly set forth herein, this Warrant (including the exhibits attached hereto) and the Merger Agreement constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof.

(f) Merger Agreement Provisions. Sections [8.9] (Severability), [8.10] (Exclusivity of Remedies; Specific Performance), [8.11] (Submission to Jurisdiction; Consent to Service of Process) and [8.12] (Governing Law) of the Merger Agreement shall be incorporated by reference into this Warrant, mutatis mutandis.

(signature page follows)

The parties hereto sign this Warrant as of the date stated on the first page.

APPLOVIN CORPORATION

By:

Name:

Title:

Address:

(Signature Page to Warrant Issued by Applovin Corporation)

The parties hereto sign this Warrant as of the date stated on the first page.

MOROCCO, INC.

By:

Name:

Title:

Address:

(Signature Page to Warrant Issued by Applovin Corporation)

The parties hereto sign this Warrant as of the date stated on the first page.

[HOLDER]

By:

Name:

Title:

Address:

(Signature Page to Warrant Issued by Applovin Corporation)

Exhibit A

NOTICE OF EXERCISE

1. The undersigned Holder hereby exercises its right to purchase ___________ shares of the Class A Common Stock of Applovin Corporation (the “Company”) in accordance with the attached Warrant To Purchase Shares of Class A Common Stock (the “Warrant”), and tenders payment of the aggregate Exercise Price for such shares as follows:

[	] Wire transfer of immediately available funds to the Company’s account

[	] Net Exercise pursuant to Section 2(b) of the Warrant

2. By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Section 10 of the Warrant as of the date hereof.

HOLDER:

By:

Name:

Title:

(Date):

EXHIBIT C

FORM OF JOINDER AGREEMENT

Machine Zone, Inc.

1200 Page Mill Road

Palo Alto, California 94304

May [__], 2020

Re: Joinder Agreement

Ladies and Gentlemen:

The undersigned (“Securityholder”) is a holder of shares of capital stock of Machine Zone, Inc., a Delaware corporation (the “Company”). AppLovin Corporation, a Delaware corporation (“Acquirer”), is acquiring the Company (the “Acquisition”) pursuant to the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”), by and among Acquirer, Morocco, Inc., a Delaware corporation and a wholly owned subsidiary of Acquirer, (“Acquirer Sub”), Morocco Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Acquirer Sub, (“Merger Sub”) and the Company. Capitalized terms used in this Joinder Agreement (this “Agreement”) and not otherwise defined herein shall have the same meanings ascribed to such terms in the Merger Agreement attached hereto as Exhibit A. Any reference in this Agreement to the Merger Agreement shall be a reference to the Merger Agreement as in effect as of the date hereof, as amended, except if and to the extent the parties thereto amend, modify or waive the Merger Agreement in any manner that adversely affects the Secuityholder in its capacity as a Company Stockholder, then the Securityholder shall not be bound by such amendment, waiver or modification, and the Merger Agreement shall for the purposes of this Agreement be construed without reference to such amendment, waiver or modification.

At the Effective Time, (i) each share of issued and outstanding Participating Stock held by Securityholder shall be cancelled and automatically converted into the right to purchase the number of shares of Acquirer Common Stock equal to the Per Share Number on the terms and subject to the conditions of the Acquirer Warrant attached hereto as Exhibit B (the total number of Acquirer Warrants to be issued to Securityholder in connection with the Merger, the “Merger Warrants”), subject to and in accordance with the terms of the Merger Agreement, in a private placement effected in reliance on the exemption from the registration requirements of the Securities Act, provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated under the Securities Act, and exemptions from the qualification requirements of applicable state law, and (ii) each other share of Company Capital Stock held by Securityholder shall be cancelled and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist. The undersigned acknowledges and agrees that Acquirer is relying on the truth and accuracy of the representations and warranties made by Securityholder in this Agreement in order to rely on the exemptions described above.

1. REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF SECURITYHOLDER. Securityholder hereby makes the following representations, warranties and agreements to Acquirer, each of which representations and warranties is true and correct as to Securityholder as of the date hereof.

1.1 Organization; Authority. If Securityholder is an entity, then Securityholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. If Securityholder is married or in a domestic partnership, such Securityholder’s spouse or domestic partner has duly completed, executed and delivered to Acquirer the Spousal / Domestic Partner Consent set forth on Exhibit C. Securityholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Securityholder and the consummation by Securityholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Securityholder, and no further action is required on the part of Securityholder to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Securityholder and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of Securityholder enforceable against Securityholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

1.2 Ownership of Company Capital Stock. Securityholder is the sole record and beneficial owner of, and has the sole right to vote (as applicable) and to dispose of, the Company Capital Stock set forth on the Assignment Separate from Certificate attached hereto as Exhibit D (subject to, applicable community property laws, if any), (such shares of Company Capital Stock held by Securityholder, the “Securityholder Shares”), and such Securityholder Shares are, or as of immediately prior to or at the Effective Time will be, free and clear of any Encumbrance (other than in any Contract made available to Acquirer and set forth in Schedule A attached hereto, Encumbrances which shall be automatically released at the Effective Time pursuant to the terms of the Contract creating such Encumbrance, or Encumbrances created by applicable securities’ laws or this Agreement). Other than the Securityholder Shares, Convertible Notes and any Company Options or Company RSUs, Securityholder does not beneficially own any other securities of the Company or any of its Affiliates or other rights to acquire any such securities. Such Securityholder Shares and any interest therein have not been sold, assigned, endorsed, transferred, pledged, pawned, hypothecated, deposited under any agreement or disposed of in any manner by Securityholder, nor has Securityholder granted any options, warrants, calls or any other right to purchase or otherwise acquire such Securityholder Shares or any interest therein, to any other Persons.

1.3 No Conflicts; No Litigation. The execution, delivery and performance by Securityholder of this Agreement and the consummation of the transactions contemplated hereby will not conflict with (i) any provision of the charter or similar governing documents of Securityholder, if Securityholder is an entity, (ii) any Contract to which Securityholder is a party or by which any of its, his or her properties or assets is subject to or bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Securityholder or its, his or her properties or assets. No consent, approval, authorization, registration, qualification of, license or permit from, or declaration or filing with, any Governmental Authority is required for the performance by Securityholder of its obligations hereunder and the consummation of the transaction contemplated hereby. None of Securityholder nor any of its Affiliates (whether alone or in combination with Affiliates, limited partners or general partners of Securityholder) controls the Company, as control is defined by § 801.1(b) of the rules and regulations under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. There is no Legal Proceeding to which Securityholder is a party pending or threatened against Securityholder or any of its assets or any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with Securityholder), and, to the knowledge of Securityholder, there is not any reasonable basis for any such Legal Proceeding, in each case, that relates in any way to this Agreement, the Merger Agreement or any of the transactions contemplated hereby or thereby.

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1.4 Accredited Investor. If Securityholder holds Participating Stock, such Securityholder represents and warrants that it, he, or she is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Act (i.e., (a) a natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his or her purchase exceeds $1,000,000 (excluding the value of such person’s primary residence), (b) a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those two years and has a reasonable expectation of reaching the same income level in the current year, (c) a corporation, limited liability company or partnership having total assets in excess of $5,000,000 that was not formed for the purpose of investing in the Company pursuant to this Warrant or (d) otherwise meets the requirements for an “accredited investor” under Regulation D promulgated by the SEC under the Act).

1.5 Access to Information. If Securityholder holds Participating Stock, such Securityholder represents and warrants that it, he, or she has received or has had full access to all the information Securityholder considers necessary or appropriate to make an informed investment decision with respect to the Merger Warrants. Securityholder further has had an opportunity to ask questions and receive answers from Acquirer regarding the terms and conditions of the offering of the Merger Warrants and to obtain additional information (to the extent Acquirer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Securityholder or to which Securityholder had access. Securityholder has reviewed or had the opportunity to review with his, her or its own tax advisors the U.S. federal, state, local and foreign tax consequences of this Agreement and any Transaction Document to which he, she or it is (or will be) a party and transactions contemplated hereby and thereby. With respect to such matters, Securityholder relies solely on such advisors and not on any statements or representations of Acquirer or any of its Representatives, written or oral (other than any such representations made in the Merger Agreement or Acquirer Warrant). Securityholder understands that he, she or it (and not Acquirer) shall be responsible for his, her or its own tax liability that may arise as a result of this Agreement and any Transaction Document to which he, she or it is (or will be) a party and transactions contemplated hereby and thereby.

1.6 Restrictions on Transfer; Assignment Separate from Certificate. Securityholder hereby agrees not to sell, assign, endorse, transfer, pledge, pawn, hypothecate, deposit under any agreement or dispose of in any manner, any of the Securityholder Shares or any interest therein held, during the period from the date of this Agreement through the Closing. As security for Securityholder’s faithful performance of his, her or its obligations set forth in this Agreement, Securityholder has executed the Assignment Separate from Certificate attached hereto as Exhibit D, in blank, to Acquirer to hold such Assignment Separate from Certificate in escrow and to take all such actions and to effectuate all such transfers and/or releases as are in accordance with the terms of this Agreement. Securityholder hereby acknowledges that Acquirer is so appointed as the escrow holder with the foregoing authorities as a material inducement to consummate the Acquisition and that said appointment is coupled with an interest and is accordingly irrevocable. Securityholder agrees that said escrow holder shall not be liable to any party hereof except for such escrow holder’s gross negligence or willful misconduct. The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time. At the Effective Time, subject to Section 1.4 of the Merger Agreement, each share of Securityholder Shares represented by the Assignment Separate from Certificate shall be deemed surrendered in exchange for its applicable portion of Merger Consideration (if any).

2. JOINDER TO THE MERGER AGREEMENT. Securityholder hereby acknowledges and agrees that he, she or it is a Company Stockholder for purposes of the Merger Agreement, and, accordingly, agrees to be bound by the following terms and conditions of the Merger Agreement applicable to Securityholder in the foregoing capacity, as and to the extent applicable to Securityholder, Article I of the Merger Agreement, as fully as though the Securityholder were a signatory thereto, and

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Securityholder further acknowledges and agrees that if Securityholder is a Participating Stockholder, Securityholder’s receipt of such Securityholder’s applicable portion of the Merger Consideration shall be subject to the terms and conditions of the Acquirer Warrant in the form attached hereto as Exhibit B (Securityholder’s obligations under this Agreement and the Merger Agreement, collectively, the “Securityholder Obligations”). Securityholder’s rights under the Merger Agreement are encumbered by and not separable from the Securityholder Obligations, and any assignee, transferee, or successor in interest to, Securityholder’s rights under the Merger Agreement, whether by contract, operation of law or otherwise, shall receive such rights subject to, and encumbered by, and be required to perform and satisfy, the Securityholder Obligations. For the avoidance of doubt, nothing in this Section 2 shall permit the assignment or transfer of any of Securityholder’s rights under the Merger Agreement to the extent not otherwise permitted by the terms and conditions of the Merger Agreement or this Agreement.

3. RELEASE AND WAIVER.

3.1 Effective as of immediately prior to, and contingent upon delivery of the Merger Warrants but after the Closing, each of Acquirer, the Company and the Securityholder (together with their controlled Affiliates, the “Releasing Parties” and each, a “Releasing Party”), on such Releasing Party’s behalf and on behalf of such Releasing Party’s successors in interest and assigns, and all other Persons that might have legal standing to allege a claim on a Releasing Party’s behalf, hereby knowingly, fully, unconditionally and irrevocably releases any and all claims and causes of action (whether held directly, derivatively or otherwise) that the Releasing Party has or may have against any other Releasing Party or any present or former affiliate, director, officer, manager or employee of a Releasing Party, whether asserted or unasserted, known or unknown, contingent or noncontingent, past or present, and whether or not liquidated, inchoate, materialized or otherwise, arising or resulting from or relating, directly or indirectly, to any act, omission, event or occurrence prior to the Closing with respect to the, Company Capital Stock or any other debt or equity interests in the Company, and any rights or interests therein (the “Released Claims”). Notwithstanding the foregoing, (i) nothing in this Section 3 will be deemed to constitute a release by any Releasing Party of any (A) right under this Agreement, the Merger Warrants, the Merger Agreement or any other Transaction Document, (B) rights available to it with respect to claims of Fraud against the Person committing such Fraud or (C) claims that cannot be released as a matter of law; (ii) if the Releasing Party is or was an officer or director of the Company, such Releasing Party is not releasing such Releasing Party’s rights, if any, to continuing indemnification under (x) the Organizational Documents, (y) any directors’ and officers’ liability insurance policy maintained by the Company, and (z) any agreement set forth on Schedule B hereto, and (iii) if applicable to Securityholder, Securityholder is not releasing any rights available to him or her to receive any salaries and expenses that have accrued but are unpaid with respect to his or her employment with the Company for the period prior to Closing in the ordinary course of business consistent with past practice and which are not past due more than two pay periods.

3.2 Each Releasing Party hereby unconditionally and irrevocably releases, discharges, and waives any and all of its rights under any other agreement between the Releasing Parties where the exercise of any such right would in any way prevent, conflict with, hinder or be inconsistent with the execution and performance of this Agreement.

3.3 The Releasing Parties further waive any rights under Section 1542 of the Civil Code of the State of California, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

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4. TERMINATION OF INVESTOR AGREEMENTS. Subject to each other party to the agreements listed on Schedule C hereto (other than the Company) entering into substantially similar joinder agreements, any and all existing agreements between the Company and Securityholder listed on Schedule C hereto shall, contingent upon the occurrence of the Closing, automatically terminate and be of no force and effect effective immediately prior to the Effective Time. Other than as listed on Schedule C hereto, there are no agreements between the Company and Securityholder pertaining to any investment agreement, stock purchase agreement, carve-out bonus plans, equity incentive plans, stockholder agreements and registration rights agreements. Contingent and effective upon the Closing, Securityholder hereby waives and terminates any rights of first refusal, preemptive rights, rights to notice, rights of co-sale, registration rights, information rights or any similar rights that Securityholder may have (whether under Applicable Law or otherwise) or could potentially have or acquire in connection with the Merger or otherwise. As of and subject to the Closing, Securityholder, solely in his, her or its capacity as a Securityholder, will not be entitled to any indemnity, reimbursement or other similar rights from Acquirer, the Company or their respective subsidiaries, including by virtue of Securityholder’s investment in the Company. From and after the Effective Time, Securityholder’s right to receive the Merger Consideration on the terms and subject to the conditions set forth in the Merger Agreement (including, for the avoidance of doubt, Acquirer’s entering into and performance under the Satisfaction Agreement) shall constitute Securityholder’s sole and exclusive right against the Company and/or Acquirer in respect of the payment of consideration with respect to the Securityholder Shares or other securities of the Company.

5. CONFIDENTIALITY. Securityholder agrees that Securityholder shall hold any information regarding this Agreement, the Merger Agreement, the Merger or the other Transactions, and any information acquired from Acquirer pursuant to this Agreement, in strict confidence and shall not disclose or divulge any such information; provided that Securityholder may disclose such information (a) to his, her or its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring Securityholder’s interests in the Company and Securityholder’s rights under the Merger Agreement or other agreements entered into in connection with the Merger, including his, her or its rights to receive proceeds from the Merger (provided such advisors are subject to substantially similar confidentiality provisions as the Company), (b) to any existing or future Affiliate, partner, member, stockholder, investor, potential investor, parent or Subsidiary of Securityholder in the ordinary course of its business, provided in each case that such Securityholder informs the Person receiving the information that such information is confidential and such Person either (i) agrees in writing to abide by the terms of Section 5 of this Agreement or (ii) is subject to a substantially similar confidentiality provision with respect to such information; provided, further, that nothing in this Section 5 shall prohibit Securityholder from disclosing the foregoing information (x) to the extent required by Applicable Law or any applicable judgment, order or decree to divulge or disclose such information, in which case, if requested in writing by Acquirer (provided that Securityholder gives Acquirer notice that is reasonable in the circumstances and not prohibited by Applicable Law), (y) to the extent such information is available to the public through no fault of Securityholder, or (z) as is reasonably necessary to enforce or defend any claim under this Agreement, the Merger Agreement, any other Transaction Document to which the Securityholder is a party or in connection with the transactions hereby or thereby contemplated. Neither Securityholder, nor any of its Affiliates (other than the Company, whose actions shall be governed by the Merger Agreement), shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger, the Merger Agreement or the other Transactions without the prior written consent of Acquirer, except as may be required by Applicable Law in which circumstance such announcing party shall make reasonable efforts to consult with Acquirer to the extent practicable. Notwithstanding anything herein to the contrary, this Section 5 shall terminate upon the earlier to occur of the termination of this Agreement in accordance with its terms and the third (3rd) anniversary of the Closing Date.

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6. Irrevocable Consent. Securityholder hereby agrees not to modify, revoke or rescind the Written Consent delivered by Securityholder or any resolution contained therein and further agrees not to adopt any resolutions modifying, rescinding or revoking the Written Consent delivered by Securityholder or any resolution contained therein or otherwise precluding approval of the Merger or the other Transactions, or the adoption of the Merger Agreement, unless and until the Merger Agreement is terminated. Securityholder agrees not to exercise any rights of appraisal that Securityholder may have (whether under Applicable Law or otherwise) or could potentially have or acquire in connection with the Merger.

7. MISCELLANEOUS.

7.1 Notices. Any notice, request, or demand desired or required to be given hereunder shall be in writing and shall be given by personal delivery, email delivery, or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice. The effective date of any notice, request, or demand shall be the date of personal delivery, the date on which email is sent (provided that the sender of such email does not receive a written notification of delivery failure), or one day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.

(i) if to Acquirer, Acquirer Sub or Merger Sub, to:

Applovin Corporation

849 High Street

Palo Alto, CA 9430

Attention: Chief Revenue Officer

Facsimile No.: [***]

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, CA 94041

Attention: Kris S. Withrow; David Michaels

Email: [***]

Facsimile No.: [***]

Telephone No.: [***]

(ii) if to Securityholder, to the address set forth for Securityholder on the signature page hereof.

7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.

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7.3 Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits and schedules attached hereto, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder. For purposes of clarity, neither this Agreement nor the documents and instruments or other agreements specifically referred to herein or delivered pursuant hereto shall supersede the Satisfaction Agreement or affect in any manner the rights of any Company Noteholder thereunder.

7.4 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

7.5 Exclusivity of Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by any party hereto of any right to specific performance or injunctive relief. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

7.6 Submission to Jurisdiction; Consent to Service of Process. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any action or proceeding arising out of or relating to this Agreement, including in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to herein, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware Chancery Court or Delaware Federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.1 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof. A party hereto may apply either to a court of competent jurisdiction or to an arbitrator, if one has been appointed, for prejudgment remedies and emergency relief pending final determination of a claim pursuant to this Section 7.6. The appointment of an arbitrator does not preclude a party hereto from seeking prejudgment remedies and emergency relief from a court of competent jurisdiction.

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7.7 Governing Law. This Agreement, all acts and transactions pursuant hereto and all obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law that would refer a matter to a different jurisdiction.

7.8 Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

7.9 Amendment. This Agreement may not be amended unless in a signed writing by Acquirer, the Company and Securityholder.

7.10 Termination. If the Merger Agreement is terminated, then this Agreement will terminate and have no further force or effect at such time, except that (a) Securityholder shall remain liable for any willful and material breaches of this Agreement that occurred before such termination and (b) the provisions of Section 5 and Section 7 shall survive the termination of this Agreement.

7.11 Additional Documents, Etc. Securityholder shall execute and deliver any additional documents necessary, in the reasonable opinion of Acquirer, to carry out the purpose and intent of this Agreement.

[SIGNATURE PAGES NEXT]

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IN WITNESS WHEREOF, the parties have entered into this Joinder Agreement as of the date first written above.

Very truly yours,

SECURITYHOLDER

(Print Name of Securityholder)

(Signature)

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[SECURITYHOLDER SIGNATURE PAGE TO JOINDER AGREEMENT]

ACKNOWLEGED AND AGREED

MACHINE ZONE, INC.

By:

Name:

Title:

ACKNOWLEDGED AND AGREED:

APPLOVIN CORPORATION

By:

Name:

Title:

EXHIBIT A

[Merger Agreement to Be Attached]

EXHIBIT B

[Form of Acquirer $80 Warrant to be attached]

EXHIBIT C

SPOUSAL / DOMESTIC PARTNER CONSENT

I have read and clearly understand the Agreement and Plan of Merger, dated as of [•], 2020 (as may be amended, restated or modified from time to time, the “Merger Agreement”), by and among AppLovin Corporation, a Delaware corporation (“Acquirer”), Morocco, Inc., a Delaware corporation and wholly owned subsidiary of Acquirer (“Acquirer Sub”), Morocco Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Acquirer Sub (“Merger Sub”) and Machine Zone, Inc., a Delaware corporation (the “Company”), to which my spouse or domestic partner, as applicable, is a party. I hereby acknowledge that my spouse or domestic partner, as applicable, has agreed to various terms and conditions with respect to ownership of Company Capital Stock of which he or she is an owner of record or beneficially, and in which I may now have or hereafter may have a community property or other interest. I have been advised and encouraged to obtain separate legal counsel to review the Merger Agreement, the Joinder Agreement of my spouse or domestic partner, as applicable, and this Spousal / Domestic Partner Consent. In connection with this review (which I have either conducted or elected to forego at my sole discretion), I have (i) reviewed in full the Merger Agreement, the Joinder Agreement of my spouse or domestic partner, as applicable, and this Spousal / Domestic Partner Consent, and the documents referenced in the foregoing, been provided an opportunity to ask questions regarding and received information about the transactions contemplated thereby and the terms and conditions and agreements referenced therein and herein, and (ii) the expectation that such terms and conditions and agreements will be binding on me with respect to any analysis and determination of my marital rights. In consideration of the foregoing, I hereby expressly consent to the execution and delivery of the Merger Agreement, the Joinder Agreement of my spouse or domestic partner, as applicable, and the documents referenced in the foregoing or related thereto by my spouse (whether pursuant to my spouse’s execution and delivery of a letter of transmittal, joinder agreement or otherwise) and I join in, accept and consent to the terms thereof and agree to abide and to be bound thereby, and I agree to execute and deliver all documents and to do all things reasonably requested to carry out and complete the purposes thereof and hereof. I agree that any community property interest I may have in any of my spouse’s beneficial interests in the Company Capital Stock shall be bound by the Merger Agreement, the Joinder Agreement of my spouse or domestic partner, as applicable, this Spousal / Domestic Partner Consent, and the other terms and conditions and agreements therein and herein.

Furthermore, with respect to the Company Capital Stock held in my spouse’s name, I, the undersigned, hereby appoint my spouse as my exclusive attorney-in-fact to (i) represent me in all matters with regard to or otherwise relating to or in connection with the Merger Agreement or the transactions contemplated thereby, (ii) bind my interests, jointly with his or her own, upon his or her execution of any documents relating to the Merger Agreement and documents referenced therein or related thereto and (iii) do, on my behalf, all things reasonably necessary to carry out and complete the purposes of the Merger Agreement, all without my further consent or authorization; the foregoing appointment being coupled with an interest and expressly hereby made irrevocable. I agree to be bound by these provisions and will not bequeath any part of my community interest in any of the Company Capital Stock by my will, if I predecease my spouse, to any person or party other than my spouse. I direct that the residuary clause in my will, if any, shall not be deemed to apply to my community interest in any of the Company Capital Stock. I understand and acknowledge that Acquirer has entered into the transactions described herein in reliance upon my execution of this Spousal / Domestic Partner Consent.

I have executed this Spousal / Domestic Partner Consent in my own free will and after being independently made fully aware of my rights on the date indicated below, to be effective immediately on my execution.

By:

Name (Please print)

Date:

Spouse or Domestic Partner:

EXHIBIT D

STOCK POWER AND ASSIGNMENT SEPARATE FROM STOCK CERTIFICATE

FOR VALUE RECEIVED and pursuant to that certain Joinder Agreement between the undersigned (“Stockholder”), Applovin Corporation, a Delaware corporation (the “Company”), and certain other parties dated [•], 2020 (the “Agreement”), Stockholder hereby sells, assigns and transfers unto the Company:

☐ shares of Company Common Stock represented by certificate no. ☐

☐ shares of Company Series [A] Preferred Stock represented by certificate no. ☐

☐ shares of Company Series [B] Preferred Stock represented by certificate no. ☐

☐ shares of Company Series [C] Preferred Stock represented by certificate no. ☐

☐ shares of Company Series [D] Preferred Stock represented by certificate no. ☐

delivered herewith, and does hereby irrevocably constitute and appoint the Secretary of the Company as the Stockholder’s attorney-in-fact, with full power of substitution, to transfer said stock on the books of the Company. THIS ASSIGNMENT MAY ONLY BE USED AS AUTHORIZED BY THE AGREEMENT AND ANY EXHIBITS THERETO.

Dated: _________________

STOCKHOLDER

By:

Name:

Title:

Instruction: Please do not fill in any blanks other than the signature line.